Exhibit 10.13

Execution Version

CONFIDENTIAL

Goldman Sachs Renewable Power LLC

Second Amended and Restated

Limited Liability Company Agreement

Dated [], 2022

i

6.8	Permitted Goldman Sachs Activities	30
6.9	[INTENTIONALLY OMITTED]	30
6.10	Additional Investments by Members	30
6.11	Standard of Care; Indemnification Obligations	30
6.12	[INTENTIONALLY OMITTED]	33

	ARTICLE VII LIABILITY OF MEMBERS

ARTICLE VIII TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

8.1	Restrictions on Transfer	33
8.2	Expenses of Transfer	34
8.3	Indemnification by Transferor	35
8.4	Responsibility for Commitments	35
8.5	Recognition of Transfer	35
8.6	Status of Transferor	36
8.7	Transfers by Assignee	36
8.8	Substituted Members	36
8.9	Conditions of Admission	36
8.10	Rights Prior to Admission	36

	ARTICLE IX WITHDRAWAL, DEATH, INCOMPETENCY

9.1	Withdrawal of Members	36
9.2	Economic and Other Sanctions	38
9.3	Effect of Death, Etc	38

	ARTICLE X DISSOLUTION; PROCEDURE ON DISSOLUTION

10.1	Dissolution	39
10.2	Dissolution Procedures	39

	ARTICLE XI MISCELLANEOUS

11.1	Amendment	40
11.2	Investment Representations	41
11.3	FCC Representations and Covenants	42
11.4	Power of Attorney	43
11.5	Instruments	44
11.6	Successors and Assigns	44
11.7	Governing Law	44
11.8	Jurisdiction and Venue; Waiver of Jury Trial	44
11.9	Gender, Etc	45
11.10	No Partition	45
11.11	Notices	45
11.12	Counterparts	45
11.13	Headings	45
11.14	Confidentiality	45
11.15	Side Letters	48
11.16	[INTENTIONALLY OMITTED]	49
11.17	Grantors of Revocable Trusts	49
11.18	Financing	49

ii

11.19	[INTENTIONALLY OMITTED]	49
11.20	Each Interest in the Company is a Security	49
11.21	Voting	50

iii

GOLDMAN SACHS RENEWABLE POWER LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Goldman Sachs Renewable Power LLC (the “Company”) is made and entered into as of __, 2022 (the “Effective Date”), by and among Goldman Sachs RP Holdings LLC (the “GS Member”) and the Persons who have subscribed hereto as Members. This Agreement shall constitute the “limited liability company agreement” of the Company, as defined in the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Delaware Act” or the “Act”).

WHEREAS, the Company was formed pursuant to the filing of a Certificate of Formation of the Company dated and filed on September 19, 2017 (as amended from time to time, the “Certificate of Formation”), in accordance with the Delaware Act;

WHEREAS, the Company and the Members entered into an amended and restated limited liability company agreement, dated February 9, 2018 (as amended prior to the date hereof, the “Amended and Restated Agreement”);

WHEREAS, the Company and the Members entered into Amendment No. 1 to the Amended and Restated Agreement, dated November 7, 2018, and Amendment No. 2 to the Amendment and Restated Agreement, dated February 2019, to reflect certain amendments to the Amended and Restated Agreement; and

WHEREAS, in connection with the transactions contemplated by the Internalization Agreement dated as of May 18, 2022 (the “Internalization Agreement”) by and among MN8 Energy, Inc. (“GSRP Holdings”), the Company, the Operating Company, Goldman Sachs Asset Management, L.P. (“GSAM”), GSAM Holdings LLC and the Special Interest Holder, the Company and the Members desire to entire into this Agreement to amend and restate the Amended and Restated Agreement in its entirety and to operate the Company in the manner set forth herein.

NOW, THEREFORE, the parties hereto agree to be bound by the terms and provisions hereof and to amend and restate the Amended and Restated Agreement in its entirety and to substitute the terms hereof as follows:

ARTICLE I

GENERAL PROVISIONS

1.1 Name. The name of the Company is Goldman Sachs Renewable Power LLC, or such other name or names as the Company may from time to time designate.

1.2 Principal Office. The principal office of the Company shall be at such location as the Company may from time to time determine in its discretion. The business of the Company, or any part thereof, may, however, be conducted elsewhere.

1.3 Registered Office and Agent. The address of the Company’s registered office in Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, and its registered agent at such address for service of process is Corporation Service Company; provided, however, that the Company may change its registered office and/or registered agent at any time or from time to time.

1.4 Purposes. The purposes of the Company are to, directly or indirectly through an ownership interest in the Operating Company (a) implement the Company’s business plan of pursuing opportunities in renewable energy and related infrastructure and engaging in activities related thereto, including without limitation, (i) acquiring, owning, operating and supporting renewable energy projects (the “Projects”), (ii) entering into development support arrangements with third-party developers with respect to Projects that are under development or construction or otherwise provide financial or other support to developers with respect to Projects in varying stages of development, including by serving as lender to fund the development or construction of Projects (such arrangements, “Energy Project Loans”) and (iii) acquiring and owning other renewable energy-related or other assets (such other assets, together with Projects and Energy Project Loans in which the Company has an interest (indirectly through the Operating Company) from time to time, the “Portfolio Assets”), (b) engage in any other activities which may be directly or indirectly related or incidental to any of the foregoing and (c) in furtherance of the business objectives of the Company, engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware. The Company shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware, including, without limitation, all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental, or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including allocation of capital of the Company pending its utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Company pursuant to this Agreement. The Company shall not be limited as to the number or types of Portfolio Assets, or the amount contributed toward particular Portfolio Assets, and may allocate assets without restriction (subject to the limitations set forth in this Agreement).

1.5 Register. The names of the Members and the amounts of their respective Capital Commitments shall be set forth in a register, which shall be filed with the records of the Company and which may be amended from time to time by or on behalf of the Board of Directors in accordance with the provisions of this Agreement.

1.6 Definitions. All references in this Agreement to financial statements, assets, liabilities, profits, and losses and similar accounting items with respect to the Company mean such items prepared or determined using the accrual method of accounting, or such other method as the Board of Directors chooses, and the application of U.S. generally accepted accounting principles as from time to time in effect, subject to any specific accounting treatment required by a particular Section of this Agreement.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.6.1 “Act” or “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as from time to time amended.

1.6.2 “Additional Acquisition” is defined in Section 3.1.5.

1.6.3 “Additional Amount” is defined in Section 3.3.4.

1.6.4 “Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means: (i) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise.

1.6.5 “Agreement” means this Second Amended and Restated Limited Liability Company Agreement as the same may be amended from time to time.

1.6.6 “Assignee” is defined in Section 8.3.

1.6.7 “Bad Actor Director” is defined in Section 6.3.4.

1.6.8 “Balancing Distributions” is defined in Section 5.5.

1.6.9 “Bank Holding Company Act” means the U.S. Bank Holding Company Act of 1956, as the same may be amended from time to time.

1.6.10 “Board of Directors” means the board of directors of the Company.

1.6.11 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

1.6.12 “Capital Account” means, with respect to any Member, the individual capital account of such Member maintained in accordance with Section 4.1.

1.6.13 “Capital Commitment” means, with respect to each Member, the aggregate Capital Contributions which such Member has agreed to make as set forth in its Subscription Agreement to the extent accepted by the Board of Directors.

1.6.14 “Capital Contribution” means, with respect to a Member, that amount of capital actually contributed or deemed to have been contributed by such Member to the Company pursuant to this Agreement. Capital will not be considered contributed to the Company by a Member until actually received by the Company from such Member; provided, however, that no Capital Contributions will be treated as being received by the Company on any date earlier than the due date for such contributions.

1.6.15 “Capital Sub-Account” means, with respect to a Member, the Capital Sub-Account established with respect to such Member pursuant to the Operating Company Agreement.

1.6.16 “Catch-Up Contribution” is defined in Section 3.3.3.

1.6.17 “Certificate of Formation” is defined in the recitals of this Agreement.

1.6.18 “Change of Control” means, in respect of a Person, in one or a series of related transactions, (i) the sale or transfer of all of the outstanding equity interests of such Person or (ii) the merger or consolidation of such Person with another Person or entity, except that a transaction described in clause (i) or (ii) above solely involving a Person and one or more wholly owned Subsidiaries or involving two wholly owned Subsidiaries of such Person shall not constitute a Change of Control, provided that the determination of whether a direct or indirect subsidiary of the GSRP Parties is considered to be wholly-owned will be made without regard to any outstanding tax equity interests and interests in the Operating Company held by the Special Interest Holder.

1.6.19 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.6.20 “Company” is defined in the recitals of this Agreement.

1.6.21 “Company Expenses” is defined in Section Error! Reference source not found..

1.6.22 “Confidential Information” is defined in Section 11.14.1.

1.6.23 “Contributed Capital” means all amounts contributed or deemed contributed to the Company, adjusted as appropriate for the admission of additional Members or Members increasing their Capital Commitments in accordance with Section 3.3 (including contributions of amounts described in the definition of Recallable Capital, and excluding recalls of amounts that were distributed as other than a return of Contributed Capital, each as determined by the Board of Directors). Amounts will be treated as being contributed to the Company from the time such contributions are received by the Company; provided, however, that no Capital Contributions will be treated as being received by the Company on any date earlier than the due date for such contributions.

1.6.24 “CPLR” is defined in Section 11.8.4.

1.6.25 “Default Interest” is defined in Section 3.4.2.

1.6.26 “Default Interest Purchase Price” is defined in Section 3.4.2.

1.6.27 “Default Price” is defined in Section 3.4.2.

1.6.28 “DEUCC” is defined in Section 11.20.

1.6.29 “Director Disapproval Notice” is defined in Section 6.3.1.

1.6.30 “Director” or “Directors” means each person who serves on the Board of Directors.

1.6.31 “Dodd-Frank Act” means the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and together with the regulations to be promulgated thereunder.

1.6.32 “Drawdown” is defined in Section 3.1.1.

1.6.33 “Drawdown Notice” is defined in Section 3.1.1.

1.6.34 “Effective Date” is defined in the Preamble.

1.6.35 “Energy Project Loans” is defined in Section 1.4.

1.6.36 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.6.37 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.6.38 “Exit Event” means (i) an IPO or (ii) a Sale.

1.6.39 “FATCA” means one or more of the following, as the context requires:

(i) sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act, the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development (OECD), or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

(ii) any intergovernmental agreement, treaty or any other arrangement (including between any government bodies in each relevant jurisdiction) entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in paragraph (i); and

(iii) any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding paragraphs.

1.6.40 “Final Closing Date” is defined in Section 3.3.2.

1.6.41 “Funding Account” is defined in Section 3.1.3.

1.6.42 “Goldman Sachs” means The Goldman Sachs Group, Inc. (or any Successor to its business), together with Goldman Sachs & Co. LLC and its other subsidiaries and affiliates, including, GSAM, the Investment Management Division of The Goldman Sachs Group, Inc. and their respective subsidiaries and Affiliates.

1.6.43 “GSAM” is defined in the recitals of this Agreement.

1.6.44 “Goldman Sachs Person” is defined in Section 6.8.

1.6.45 “GS Affiliated Member” means any Member, in his, her or its capacity as a Member, which: (i) is The Goldman Sachs Group, Inc. or its Successor; (ii) is any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor; (iii) is a current or former Goldman Sachs employee or an investment vehicle of such employee, or any Affiliate of GSAM, in each case designated as a GS Affiliated Member from time to time by the Board of Directors; (iv) owns at least 20% of or controls, directly or indirectly, The Goldman Sachs Group, Inc. or its Successor and is designated as a GS Affiliated Member from time to time by the Board of Directors or (v) is at least 20% owned or controlled, directly or indirectly, by The Goldman Sachs Group, Inc. or its Successor, by any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor, or by any Person that owns at least 20% of or controls The Goldman Sachs Group, Inc. or its Successor and in each case is designated as a GS Affiliated Member from time to time by the Board of Directors.

1.6.46 “GS Member” is defined in the recitals of this Agreement.

1.6.47 “GSRP Entities” means the Company, the Operating Company and their Subsidiaries.

1.6.48 “GSRP Holdings” is defined in the recitals of this Agreement.

1.6.49 “GSRP Parties” means the Company and the Operating Company.

1.6.50 “Hedging Instruments” means futures, forward, swap, and option contracts or other financial instruments with similar characteristics, including forward foreign currency exchange contracts, currency and interest rate swaps, exchanges, caps and options.

1.6.51 “Incentive Allocation” has the meaning given to it in the Operating Company Agreement.

1.6.52 “Indemnified Person” or “Indemnified Persons” is defined in Section 6.11.1.

1.6.53 “Initial Closing Date” is defined in Section 3.3.2.

1.6.54 “Internalization Agreement” is defined in the recitals of this Agreement.

1.6.55 “Investment Company Act” means the U.S. Investment Company Act of 1940, as the same may be amended from time to time.

1.6.56 “Investment Fund” is defined in Section 3.4.8.

1.6.57 “IPO” means (a) a Traditional IPO, (b) a SPAC Transaction or (c) a Reverse Merger.

1.6.58 “IPO Entity” means GSRP Holdings or any other entity formed pursuant to a reorganization of the Company and any of its Affiliates for the purpose of effecting an IPO with respect to the equity securities of such IPO Entity that has been approved by the Board of Directors.

1.6.59 “Liquidation” means a sale of assets of the GSRP Entities pursuant to any liquidation, dissolution or winding up of the business of the GSRP Entities pursuant to the second paragraph of Article II.

1.6.60 “Loss” or “Losses” is defined in Section 6.11.1.

1.6.61 “Majority in Interest of the Members” means Members and members of the Operating Company whose Capital Commitments and capital commitments to the Operating Company, respectively, constitute, in the aggregate, a majority of the aggregate Capital Commitments of all Members and capital commitments of all members of the Operating Company, calculated in accordance with Section 11.21.

1.6.62 “Media Company” means any Portfolio Asset that, directly or indirectly, owns any interest in, controls or operates a broadcast station, cable television system, a wireless or wireline telecommunications business, daily newspaper, any other communications facility or any other activity regulated by the Federal Communications Commission.

1.6.63 “Member” means one of the Members of the Company listed as a Member in the records of the Company.

1.6.64 “Member Loan” is defined in Section 3.4.3.

1.6.65 “Members” means all of those Persons who are members of the Company.

1.6.66 “National Securities Exchange” means any nationally or globally recognized securities exchange.

1.6.67 “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.6.68 “Offering Memorandum” means the confidential offering memorandum of the Company dated December 2017, as amended or supplemented from time to time.

1.6.69 “Ongoing GS Investment” is defined in Section 9.1.3.

1.6.70 “Operating Company” means Goldman Sachs Renewable Power Operating Company LLC, a Delaware limited liability company.

1.6.71 “Operating Company Agreement” means the second amended and restated limited liability company agreement of the Operating Company, as amended or restated from time to time.

1.6.72 “Other Investment Programs” means additional investment partnerships, pooled investment vehicles, co-investment vehicles, separate accounts, managed accounts, funds-of-one or customized investment programs, including investment funds having similar investment objectives as the Company, and other entities that have been or are hereafter established by Goldman Sachs.

1.6.73 “Person” means any natural person, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity in its own or any representative capacity, in each case, whether domestic or foreign.

1.6.74 “Portfolio Acquisition Period” is defined in Section 3.1.5.

1.6.75 “Portfolio Asset” is defined in Section 1.4.

1.6.76 “Portfolio Distributions” means all distributions other than Balancing Distributions.

1.6.77 “Public Entity” means following (i) a Traditional IPO, the IPO Entity, and (ii) a SPAC Transaction or a Reverse Merger, the issuer whose common equity is listed for trading on a National Securities Exchange immediately following closing of such transaction that was a party to, or created as a result of, such transaction.

1.6.78 “Prime” means the U.S. prime interest rate, as determined from time to time.

1.6.79 “Projects” is defined in Section 1.4.

1.6.80 “Promote” has the meaning given to it in the Operating Company Agreement.

1.6.81 “Recallable Capital” means, with respect to any Member as of any date, the sum of distributions made or deemed made to such Member pursuant to Section 5.1 that, in the discretion of the Board of Directors: (i) are required to satisfy any indemnification, reimbursement, contribution or similar obligation of the Company or the Operating Company (including any obligation resulting from applicable law) or any other expense or obligation of the Company or the Operating Company, including repayment of indebtedness; (ii) are subject to recall or reimbursement from or recontribution by the Operating Company; (iii) are Balancing Distributions (other than Additional Amounts); or (iv) are returned to such Member without having been allocated by the Operating Company to Portfolio Assets.

1.6.82 “Reverse Merger” means any transaction or series of related transactions, however structured but excluding any SPAC Transaction, between one or more of the GSRP Entities and a counterparty whose equity is listed on a National Securities Exchange, and where, as a result of and immediately following closing of such transaction, the equityholders of the GSRP Parties own a majority of the issued and outstanding equity of the Public Entity.

1.6.83 “Sale” means, whether in one transaction or a series of transactions, the consummation of (i) any sale, exchange, transfer or issuance of equity interests, merger, reorganization, or similar transaction, which, directly or indirectly, results in a Change of Control of the Company or Operating Company or (ii) any sale, exchange or transfer of all or substantially all of the assets of the GSRP Entities (taken as a whole) that does not constitute a Liquidation, IPO or pre-IPO reorganization pursuant to Section 6.4.1.

1.6.84 “Sanctioned Member” means any Member subject to sanctions under any Sanctions Laws and Regulations, for and only for the period of time that such Member is subject to such sanctions.

1.6.85 “Sanctions Laws and Regulations” means: (i) any U.S. sanctions laws and regulations imposed or administered by OFAC and (ii) any other trade, economic, military or other sanctions laws or regulations imposed by the United Nations or any governmental or regulatory authority of the United States, the European Union, and individual member states of the European Union.

1.6.86 “Securities Act” means the U.S. Securities Act of 1933, as amended.

1.6.87 “Shortfall Amount” is defined in Section 3.1.4.

1.6.88 “Side Letter” is defined in Section 11.15.

1.6.89 “SPAC Transaction” means any transaction or series of related transactions in which a “special purpose acquisition company” or other “blank check” vehicle with common equity listed for trading on a National Securities Exchange and formed for the purpose of acquiring one or more businesses acquires or merges with or into a GSRP Entity in an initial business combination for such company, including an acquisition of such a vehicle by a GSRP Entity or an acquisition of a GSRP Entity by an entity formed by such a vehicle to act as a parent successor entity to such vehicle, irrespective of the form of transaction.

1.6.90 “Special Interest Holder” means a member of the Operating Company that holds an interest in the Operating Company that entitles it to receive, if applicable, the distributions in respect of the Incentive Allocation and the Promote. Following a distribution of the Promote by the Operating Company to the Special Interest Holder pursuant to Section 4.4 of the Operating Company Agreement, there shall no longer be a Special Interest Holder and all rights of the Special Interest Holder pursuant to this agreement shall be terminated. For the avoidance of doubt, following the exchange or other transfer of the right to the Promote to another Person, the transferring Person shall no longer be the Special Interest Holder and all of the transferring Person’s rights pursuant to this Agreement shall be terminated.

1.6.91 “Sub-Account” means, with respect to a Member, the Sub-Account established with respect to such Member pursuant to the Operating Company Agreement.

1.6.92 “Subscription Agreement” means the subscription agreement executed by each Member in connection with such Member’s subscription for an interest in the Company.

1.6.93 “Subsequent Closing Date” is defined in Section 3.3.2.

1.6.94 “Subsequent Investor” is defined in Section 3.3.3.

1.6.95 “Substituted Member” is defined in Section 8.3.

1.6.96 “Successor” means, with respect to any specified Person, any other Person which succeeds to the business of such specified Person substantially and in the entirety.

1.6.97 “Tax Cost” is defined in Section 4.7.

1.6.98 “Traditional IPO” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of Company interests (or other equity securities of the Company or an IPO Entity) pursuant to which such interests (or other securities) are listed on any nationally or globally recognized securities exchange.

1.6.99 “Transfer” is defined in Section 8.1.1.

1.6.100 “Undrawn Commitment” means, with respect to any Member as of any date, the excess of (A) the sum of: (i) such Member’s Capital Commitment plus (ii) such Member’s Recallable Capital over (B) the sum of: (i) the Capital Contributions previously paid by such Member to the Company plus (ii) the Drawdowns (which have not yet been paid) of such Member to the Company.

1.7 For all purposes of this Agreement and any schedules and exhibits hereto, except as expressly provided herein or unless the context otherwise requires, the words “including,” “includes,” “include,” and words of similar import shall be deemed to be followed by the phrase “without limitation” and shall be regarded as a reference to non-exclusive and non-characterizing illustrations. Except as otherwise expressly provided herein, in any case where Goldman Sachs, the Company or the Board of Directors is authorized or required to take an action, exercise its discretion, make any determination or give any approval, it shall do so in its sole discretion or sole judgment taking into account any considerations it deems appropriate. It is intended that the terms of this Agreement be construed in accordance with their fair meanings and not against any particular Person, including Goldman Sachs and the Board of Directors.

In any case where Goldman Sachs, the Company, the Board of Directors or any Person appointed by any of the foregoing is authorized, required or requested under this Agreement to take or omit an action, make any decision, determination or valuation or grant or withhold any approval, consent or waiver, including any action authorized in its “opinion”, “judgment”, “discretion”, “sole discretion” or similar grant of authority or latitude: (i) it shall do so (or not do so) in its sole and absolute discretion or judgment, with or without cause; (ii) it shall be entitled to (but not required to) take into account any considerations, interests or factors it deems appropriate or desirable, including its own interests and interests of its Affiliates and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members; (iii) such action (or inaction), decision, determination, valuation, or grant or withholding of approval, consent or waiver shall be final, binding and conclusive as to the Company, all Members and their respective successors, assigns and personal representatives; and (iv) where it is expressly required to be reasonable or follow some other express standard, it will only be required to act under that express standard and to the fullest extent permitted by law it shall not be subject to any duties or standards (including fiduciary or similar duties or standards) existing under applicable law (or in equity). Each Member hereby agrees that any standard of care or duty imposed in this Agreement or any other agreement contemplated herein or under the Act or any other applicable law, rule or regulation shall be modified, waived or limited in each case as required to permit Goldman Sachs, the Company, the Board of Directors and any Person appointed by any of the foregoing, as applicable, to act under this Agreement or any other agreement contemplated herein and to make any decisions, in each case pursuant to the authority prescribed in this Section 1.7. For the avoidance of doubt, in no way does this Section 1.7 eliminate or modify the Board of Directors’ duty to act at all times in good faith in accordance with the Act.

ARTICLE II

DURATION

The Company shall be wound up and subsequently dissolved one year after the date by which all of the Operating Company’s Portfolio Assets have been liquidated and the Operating Company’s obligations (including contingent obligations) have terminated; provided, that the Board of Directors, at any time and in its discretion, with the consent of the Special Interest Holder, but without the consent of any Member, may adopt an amendment to this Agreement (i) that would cause the Company to automatically dissolve and terminate no later than the fifteenth anniversary of the formation of the Company or (ii) to limit the duration of the Company’s ownership of any Portfolio Asset to a period of 15 years or 10 years, as needed to comply with applicable law (including the Bank Holding Company Act).

In the event that the Company has not consummated an Exit Event by the fifth anniversary of the end of the Portfolio Acquisition Period, subject to extension for one year at the option of the Board of Directors (in consultation with the Special Interest Holder), the Board of Directors shall seek to liquidate the Company’s and the Operating Company’s assets in such manner and over such time as it determines to be appropriate as the opportunities to sell such assets on terms that the Board of Directors (in consultation with the Special Interest Holder) determines to be advantageous to the Company and the Members become available, and following the liquidation of the Company’s and the Operating Company’s assets and the termination of the Company’s and the Operating Company’s obligations (including contingent obligations), the Company shall be wound up and subsequently dissolved in accordance with applicable law and the terms of this Agreement. The Special Interest Holder shall be entitled to receive the Promote, which will be calculated with respect to the Special Interest Holder at the level of the Operating Company as set forth in the Operating Company Agreement.

Notwithstanding the foregoing, the Company shall dissolve, wind up, and terminate as set forth in Article X.

ARTICLE III

CONTRIBUTIONS TO CAPITAL

3.1 Capital Contributions.

3.1.1 At any time and from time to time, the Company may deliver a notice (each a “Drawdown Notice”) to each Member that a drawdown of capital (a “Drawdown”) is being made with respect to all or a portion of such Member’s Capital Commitment (up to the amount of its Undrawn Commitment). Each Drawdown Notice shall specify the due date and the amount of the Drawdown and shall be provided at least 5 Business Days prior to the date the amount called is due. Each Member agrees to fund each Drawdown and further agrees that its obligation to fund each Drawdown is absolute and unconditional, without right of offset, counterclaim or defense, and that exceptions generally will not be permitted for any reason. The amount of the Drawdown specified in the Drawdown Notice may be applied by the Company for any use permitted under this Agreement or the Act. Except as set forth in Sections 3.1.7, 3.3.4, 5.4, 8.3, and 9.2.3, a Member is not obligated to fund a Drawdown in excess of such Member’s Undrawn Commitment.

3.1.2 In general, all Drawdowns in respect of Capital Commitments (except as otherwise provided in this Section 3.1 and in Section 3.3 and Drawdowns for the Incentive Allocation and the Promote, which may be payable or distributable at different rates with respect to different Members) shall be made pro rata to all Members in accordance with their Undrawn Commitments. Drawdowns with respect to Recallable Capital (other than Balancing Distributions) shall generally be made to the Members pro rata based upon their respective portions of distributions that are subject to recall.

3.1.3 Each Member shall transfer its Capital Contribution from an account designated by such Member (“Funding Account”). Payments by a Member of the amount specified in any Drawdown Notice must be made by wiring immediately available funds to the Company or an account designated by the Company not later than the date specified in the Drawdown Notice. Capital will not be considered contributed to the Company by a Member until actually received by the Company (or the account designated by the Company) from such Member (and in no event earlier than the due date for such Capital Contributions).

3.1.4 Unless otherwise expressly agreed in writing between a Member and the Board of Directors, all payments contemplated under this Agreement and each such Member’s obligations relating to its ownership of an interest in the Company (including all indemnification obligations) must be satisfied by payment in U.S. dollars. Each Member’s obligation to pay U.S. dollars to the Company shall not be satisfied by payment in any other currency, whether pursuant to a judgment or otherwise, to the extent that the amount actually received by the Company upon conversion of amounts received in any other currency to U.S. dollars falls short of the amount of U.S. dollars originally due to the Company (the “Shortfall Amount”). Each Member agrees as a separate obligation and notwithstanding any such judgment, to pay to the Company on demand any Shortfall Amount. For the avoidance of doubt, no Member shall be liable for any Shortfall Amount due to the Company with respect to any other Member.

3.1.5 The Company may issue Drawdowns from Members for the purpose of acquiring Portfolio Assets from the Initial Closing Date until the third anniversary of the Final Closing Date, provided that this period may be extended for one additional year at the option of the Board of Directors (the “Portfolio Acquisition Period”). Drawdowns may be issued at any time prior to the expiration of the Portfolio Acquisition Period for any permitted purpose. Following the end of the Portfolio Acquisition Period, the Company may issue Drawdowns only: (i) to pay, and/or establish reserves for, the Company’s actual or anticipated expenses (including Company Expenses), liabilities, including obligations relating to indemnification or the payment or repayment of indebtedness or other obligations, contingent or otherwise, whether incurred before or after the end of the Portfolio Acquisition Period, (ii) to fulfill commitments made or reserved for prior to the expiration of the Portfolio Acquisition Period, (iii) to engage in hedging transactions, or (iv) to allocate additional capital to existing Portfolio Assets (each, an “Additional Acquisitions”) (including transactions to hedge interest rate or currency risks related to an Additional Acquisition).

3.1.6 The Company will invest undeployed funds in its discretion (including in a Goldman Sachs money market fund or account).

3.1.7 If a Member fails to fund a Drawdown or other required payment to the Company on the due date set forth in the Drawdown Notice, the Company may, in addition to any other recourse the Company may have against such Member (including as set forth in Section 3.4), charge interest to such Member on such overdue amount. Interest will accrue equal to simple interest at a floating rate equal to Prime plus two percent per annum, or such other rate as determined by the Board of Directors, from and including the due date set forth in the Drawdown Notice until but not including the date such overdue amount is paid.

3.2 [INTENTIONALLY OMITTED

3.3 Additional Members and Capital Commitments.

3.3.1 [INTENTIONALLY OMITTED]

3.3.2 Following the first date on which the Company accepts Capital Commitments to purchase interests in the Company (the “Initial Closing Date”), the Company may hold subsequent closings (each date on which a subsequent closing is held, a “Subsequent Closing Date”) until the final Subsequent Closing Date, which shall occur no later than twelve (12) months following the Initial Closing Date (the “Final Closing Date”); provided, that the Board of Directors may extend the Final Closing Date by up to an additional six (6) month period in its discretion. No revaluation of Company assets shall be made in connection with any such admission or increase, it being the intention to treat all such Members as if admitted with their respective Capital Commitments on the Initial Closing Date, except to the extent provided in the Sections 3.3.3 and 3.3.4.

3.3.3 Any Member admitted to the Company, or increasing its Capital Commitment, on a Subsequent Closing Date (a “Subsequent Investor”), shall be required to contribute to the Company, at the time called by the Board of Directors in its sole discretion, a percentage of its Capital Commitment, or the increased amount thereof, as applicable, equal to the sum of the percentage of Capital Commitments that has been funded as of such date by all previously-admitted Members (the “Catch-Up Contribution”). A Member that increases its Capital Commitment on a Subsequent Closing Date shall be treated as a Subsequent Investor with respect to the increased amount of its Capital Commitment. The Company, in the discretion of the Board of Directors, may determine to issue Drawdowns for Catch-Up Contributions only at such times as additional capital is required in order to fund the acquisition of additional Portfolio Assets or to pay or satisfy other expenses or obligations of the Company. The Company generally will issue Drawdowns over time in respect of the Catch-Up Contributions from Subsequent Investors that were admitted on an earlier Subsequent Closing Date until all Catch-Up Contributions have been made by such Subsequent Investors prior to issuing Drawdowns in respect of Catch-Up Contributions from Subsequent Investors that were admitted on later Subsequent Closing Dates. Notwithstanding the foregoing, the Company may, in the discretion of the Board of Directors, require all Catch-Up Contributions to be made at the time of, or shortly following, the applicable Subsequent Closing Date.

3.3.4 In addition to the Catch-Up Contributions, each Subsequent Investor shall be required to contribute to the Company an additional amount, equal to simple interest, at a floating rate equal to Prime plus two percent per annum, on the amount such Subsequent Member’s Catch-Up Contributions (the “Additional Amount”). Such Additional Amount shall not be treated as a Capital Contribution nor will it reduce or be considered part of the Capital Commitment of any Member. The Additional Amount shall be calculated from the date that contributions were made by the Members admitted at the Initial Closing Date and will be calculated on the amount of the Subsequent Investor’s Catch-Up Contribution, less any portion of the Catch-Up Contribution that has been called from the Subsequent Investor and contributed to the Company by the Subsequent Investor. Subsequent Investors shall pay the Additional Amount that corresponds to each portion of the Catch-Up Contribution at the time such portion of the Catch-Up Contribution is made by the Subsequent Investor. The Additional Amount shall continue to accrue with respect to any uncontributed portion of a Subsequent Investor’s Catch-Up Contribution until the Subsequent Investor has contributed such amount following receipt of a Drawdown Notice.

3.4 Default by Member.

3.4.1 The Members agree that prompt payment of a Drawdown and of any amounts required to be paid by the Members under Sections 4.7, 5.4, and 8.3 or otherwise under this Agreement is of the essence, that failure of any Member to make such payment will cause irreparable harm to the Company and the other Members, and that the amount of damages caused by such harm will be difficult to calculate. The Members acknowledge that failure by a Member promptly to pay a Drawdown (including in connection with a recall of distributions or to satisfy an indemnification obligation) may require non-defaulting Members to contribute additional capital (not to exceed their then Undrawn Commitment) to satisfy such shortfall, may result in the Company’s or the Operating Company’s default in respect of its obligations, and may reduce the number of Portfolio Assets that Company (through the Operating Company) may acquire, each of which may affect the financial stability of the Company. Accordingly, the Members agree that, except as otherwise provided in Section 9.2, if a Member shall fail to fund a Drawdown or other required payment to the Company under this Agreement when due within 15 calendar days of the due date set forth in the Drawdown Notice or other applicable notice, or fails to comply with any term or condition set forth in this Agreement, the Member’s Subscription Agreement, or any other agreement related to a Member’s interest in the Company, such Member shall be in default; provided, that the Company, in its discretion, may extend the time period before a default occurs. A defaulting Member shall not be entitled to vote on any matter upon which the Members are entitled to vote hereunder, and the Default Interest in the Company will not be included in calculating the Company interests of the Members entitled to vote on or required to take any action under this Agreement. Upon any such default, the Company, in its discretion, may undertake any one or more of the options listed below in this Section 3.4.

3.4.2 Upon any such default, the Board of Directors will have the option, but not the obligation, to undertake any one or more of the following options in any particular order or differently with respect to each defaulting Member, subject to applicable law: (i) to cause the Company to acquire all or part of the interest of the defaulting Member in the Company (the “Default Interest”); (ii) assign the Company’s right to acquire all or part of the Default Interest to its Affiliate; or (iii) sell all or part of the Default Interest to third parties (including any non-defaulting Member), including through a sale on a qualified matching service, whether or not such service is administered by Goldman Sachs, or otherwise; provided that the Board of Directors shall have no obligation to offer the Default Interest to any Person. A Transfer of all or part of a Default Interest, pursuant to clauses (i) and (ii) above, generally will be made at a price equal to the lower of: (a) the fair value of the Default Interest as of the date of default (as reasonably determined in good faith by the Board of Directors) and (b) the book value of the Default Interest (as reasonably determined by the Board of Directors in accordance with generally accepted accounting principles) as of the end of the fiscal year immediately preceding the fiscal year in which the default is declared and adjusted for contributions from the defaulting Member and distributions, if any, to the defaulting Member since the end of the fiscal year as of which these values are determined (the “Default Price”); provided that the Board of Directors may transfer the Default Interest under clauses (i) and (ii) at a price less than the Default Price with the consent of the defaulting Member (the Default Price or such lesser amount, the “Default Interest Purchase Price”). A transfer of a Default Interest under the circumstances described in clause (iii) of this paragraph generally may be made at (and, for purposes of a transfer of Default Interest under the circumstances described in clause (iii) of this paragraph, the “Default Interest Purchase Price” will be deemed to be) any price offered by any such third party, including at a price that is a significant discount to the book value of the Default Interest, and in some cases, solely in exchange for such third party’s assumption of the defaulting member’s Undrawn Commitment. Any Person acquiring all or part of the Default Interest shall be required to assume the obligation of the defaulting Member to contribute to the Company the appropriate portion of past due Drawdowns (and any amounts past due in respect of any other required payment) and future Capital Contributions related to the Default Interest or other required payments. Within 30 days of the payment of the Default Interest Purchase Price (or portion thereof if the entire Default Interest is not acquired) to the Company, the defaulting Member will receive an amount equal to 50% of the Default Interest Purchase Price (or portion thereof). The remainder of the Default Interest Purchase Price (or portion thereof) will be retained by the Company. The Person(s) acquiring all or a portion of the Default Interest shall succeed to all economic attributes associated with the portion of the Default Interest acquired, including a proportionate share of the Capital Account balance, any unreturned Contributed Capital, and the entire remaining Undrawn Commitment. In addition, the 50% of the Default Interest Purchase Price retained by the Company shall be treated as an item of income solely for purposes of computing the Members’ respective Capital Account balances and shall be treated as an amount of proceeds realized from a Portfolio Asset.

3.4.3 The Board of Directors may in its discretion, but is not required to, arrange for a full recourse loan with an expected maturity of 60 days or less, or such longer period in the discretion of the Board of Directors (a “Member Loan”), to any Member who fails to make a timely Capital Contribution or other required payment to the Company, and the proceeds of such Member Loan will be used to make such contribution or payment. A Member Loan may be secured by the Member’s interest in the Company and the Board of Directors’ right to issue future Drawdown Notices to such Member, at the discretion of the Board of Directors. The lender shall have full recourse to the Member, and the terms of any Member Loan, including the interest rate, shall be commercially reasonable as determined by the Board of Directors in its discretion. Each Member hereby irrevocably appoints the Company as its attorney-in-fact to arrange such Member Loans, and to execute and deliver on behalf of such Member all documents or other instruments related thereto, without prior notice to such Member. Such appointment and power of attorney is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Member, but shall be limited to the term of the Company determined in accordance with this Agreement. Any Member on behalf of which a Member Loan is made shall remain liable to pay the remainder of its Capital Commitment in the amounts and on the terms specified in this Agreement, in addition to payment of any amounts owing in respect of any Member Loan. Member Loans will not be made or arranged for any Member to the extent such Member Loans would be prohibited by applicable law, including limitations under the Sarbanes Oxley Act of 2002 or the Dodd-Frank Act, nor will such loans be made or arranged for Members that are subject to the prohibited transaction rules of ERISA or the Code or for governmental plans that are subject to similar laws, rules or regulations. A Member Loan will not alter the defaulting Member’s other obligations to the Company, including any obligation to make future Capital Contributions.

3.4.4 The Board of Directors may require, in its discretion, that the defaulting Member forfeit, without consideration, to the Company some or all of its interest in the Company (including its interest in future allocations and distributions and some or all of the rights associated with such interest). Subject to applicable law, such forfeiture will not alter such defaulting Member’s obligations to the Company, including any obligation to fund future Capital Contributions or make other required payments and such Member will continue to retain all such obligations. The Capital Account balance associated with the portion of the Default Interest shall be forfeited and allocated to the non-defaulting Members pursuant to this Section 3.4 as if it were an item of income. The Board of Directors will determine appropriate mechanisms for implementing these provisions, including adjustments to the future distributions to Members to take into account any forfeiture described above.

3.4.5 The Board of Directors may allow a defaulting Member to withdraw from the Company upon such terms and conditions as may be established by the Board of Directors, which may include, without limitation, the execution of liability releases, payment of legal and administrative expenses and other reasonable fees and the forfeiture of all or a portion of such Member’s Capital Account.

3.4.6 In addition to any obligation described in Section 6.11, in connection with any default, each Member hereby agrees, if it is a defaulting Member, to indemnify the Company and any of its Affiliates for any and all claims, losses, liabilities or damages (including attorneys’ fees and other related out-of-pocket expenses) suffered or incurred by any such Person as a result of the defaulting Member failing to make a required Capital Contribution or otherwise failing to comply with the terms of the Subscription Agreement, and the Board of Directors may require the defaulting Member to be responsible for all fees and expenses (unless such requirement is waived by the Board of Directors), including attorneys’ fees and sales commissions, incurred as a result of the default. The Company generally will deduct such fees and expenses from net proceeds paid to the defaulting Member, if any.

3.4.7 The remedies provided in this Section 3.4 are in addition to and not in limitation of any other right or remedy of the Company or the Board of Directors provided by law, at equity or under this Agreement, the Subscription Agreement, any client account implementation agreement or any related agreements.

3.4.8 The Company may agree with a Member that is an investment vehicle that invests all or substantially all of its assets in the Company (an “Investment Fund”) that, if a direct investor in the Investment Fund fails to make a contribution to such Investment Fund and as a result such Investment Fund does not make all or a portion of a Capital Contribution or other required payment to the Company, the Company will treat the Investment Fund as a defaulting Member, but solely with respect to the portion of such Investment Fund’s interest in the Company relating to the direct interest in the Investment Fund held by the direct investor in the Investment Fund that failed to make a contribution to the Investment Fund.

3.5 Admission of Members. In addition to Persons who have been admitted as a Member of the Company prior to the Effective Date, a Person shall be admitted as a Member of the Company at the time that: (i) a copy of the Subscription Agreement is executed by or on behalf of such Person; (ii) this Agreement or an amendment hereto or a counterpart hereof or thereof is executed by or on behalf of such Person and by the Company; (iii) the Board of Directors consents to the admission of such Person as a Member; and (iv) such Person is listed as a Member of the Company in the records of the Company.

3.6 Status Under ERISA. The Board of Directors shall use its reasonable best efforts to manage the Company so that the assets of the Company are not “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation).

ARTICLE IV

FINANCIAL ACCOUNTING

4.1 Capital Accounts. An individual Capital Account shall be maintained for each of the Members. The Company’s determinations with regard to such Capital Accounts shall be binding upon all parties. In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred interest, except to the extent of any adjustments required by applicable law. The Company’s net income or net loss for any year in respect of the Capital Sub-Account established with respect to a Member in the Operating Company generally will be allocated to such Member, adjusted as the Company determines appropriate so as to take into account (i) any default by a Member, (ii) any exclusion of a Sanctioned Member, and (ii) the Incentive Allocation or the Promote that are not borne by the Members in proportion to their Capital Commitments.

4.2 Financial Reporting. The Company shall prepare its financial statements in accordance with U.S. generally accepted accounting principles using the accrual method of accounting on an annual basis, using the calendar year as its fiscal year, except to the extent otherwise required by the Code or selected by the Board of Directors and permitted or required by law. Such financial statements may not include all information necessary for disclosure in accordance with U.S. generally accepted accounting principles. The Board of Directors shall have authority to utilize a cash method of accounting.

4.3 Characterization of the Company U.S. Federal Income Tax Purposes. The Company shall file an election to be treated, for U.S. federal income tax purposes, as an association taxable as a corporation.

4.4 [INTENTIONALLY OMITTED]

4.5 Supervision; Inspection of Books.

4.5.1 Proper and complete books of account and records of the business of the Company shall be kept under the supervision of the Board of Directors at the principal office of the Company in New York, New York, or such other place as designated by the Board of Directors. Subject to Section 11.14: (i) this Agreement and all amendments thereto; (ii) the Certificate of Formation; (iii) all effective waivers of the Company executed by the Members; (iv) capital account statements of the Member requesting such information; and (v) the Company’s audited financial statements, shall be open to inspection and copying by any Member or, subject to the prior approval of the Board of Directors, such Member’s designated representative, in each case at such Member’s own expense, for any purpose reasonably related to such Member’s interest as a Member in the Company, upon 20 Business Days’ written notice to the Company, at any time during normal business hours. Any such inspection or copying of the books and records of the Company shall take place at the principal office of the Company, unless, in the discretion of the Board of Directors, it is impracticable to perform such inspection in such place, in which case the Member requesting such records shall pay the expenses incurred by the Company in providing another place for such inspection or copying. Subject to and in accordance with the second sentence of Section 11.14.1, Members shall only be entitled to receive the documentation specified in this Section 4.5, and shall not be entitled, as of right, to receive any other information regarding the state of the business and financial condition of the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence, and the Board of Directors may require the Member requesting access to the books and records of the Company to execute an affirmation and acknowledgement of the confidentiality provisions of this Agreement. The Members hereby acknowledge and agree that to the fullest extent permitted by Section 8-305(g) of the Act, as amended, the rights of a Member to obtain information from the Board of Directors and the Company shall be restricted, in the Board of Directors’ discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 8-305 of the Act shall not be available to the Members or applicable to the Company, except as otherwise provided by the Board of Directors.

4.5.2 The Company may charge the Member requesting access to such books and records for the services of the officers, employees and agents of the Company or any of its Affiliates to supervise the inspection and copying of such books and records at a rate of compensation to be agreed upon by the requesting Member prior to such Member obtaining access to the books and records. Such Member shall also pay for: (i) the reasonable fees and expenses of counsel, accountants and other consultants to the Company incurred by the Company in connection with responding to and complying with a request for inspection or copying and (ii) all of the costs and expenses relating to such inspection and copying, including the use of information technology resources, supplies, copy equipment, personnel, and facility resources. The Company shall not be required to provide a copy of any record in any medium that is different from the medium in which the Company normally maintains such record. Notwithstanding the provisions of this Section 4.5, the Board of Directors may, with respect to the rights set forth herein, adopt additional reasonable standards and limitations with respect to access to Company books and records.

4.6 Annual Reports. The annual financial statements of the Company shall be audited and reported on as of the end of each fiscal year by a firm of independent certified public accountants selected by the Board of Directors. Such financial statements need not include the name or complete identification of each acquisition made by the Company. The Company shall use reasonable efforts to transmit a copy of the annual audited financial statements to each Member within 120 days after the end of each fiscal year. Each Member acknowledges that the Company’s ability to provide Members with such financial reports depends on the information the Company receives directly from the Operating Company and indirectly from the Portfolio Assets and any third-party developers or operating partners of Portfolio Assets and when the Company receives such information. In addition, the Company may, in its discretion, agree to provide certain Members with additional or different information than that provided to other Members. The audited financial statements of the Company may not include certain accruals, including accruals for any taxes expected to be borne by entities under its control that are not deemed to be material as determined in the discretion of the Board of Directors and its independent auditors. The Company generally intends to provide Members with certain annual financial information in order to assist Members in the preparation of their tax returns. The Members acknowledge that the information provided by the Company to the Members may not be timely, and with respect to any Member that is a non-U.S. person may not be sufficient, for Members to comply with their tax filing obligations. Each Member acknowledges that it shall be responsible for the preparation and filing of such Member’s own income tax return and that each Member should be prepared to obtain extensions of the filing date for its income tax returns.

4.7 Tax Matters and Elections. Notwithstanding any implication to the contrary contained herein, the Company shall have authority to make or refrain from making available tax elections and to choose from all available tax accounting methodologies. Each Member agrees that any action taken by the Company in connection with audits of the Company under applicable tax law will be binding upon such Member. Each Member further agrees that (i) except when the specific consent of the Company is granted, such Member will not treat any Company item inconsistently on such Member’s individual income tax return with the treatment of the item on the Company’s tax return and (ii) such Member will not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Company, which authorization may be withheld in the discretion of the Company. The Company may make or refrain from making all elections required or permitted to be made by the Company under applicable tax law. The Company is hereby authorized and empowered to prepare or have prepared, to execute or have executed and to file, on behalf and in the name of the Company, any returns, applications, elections, agreements, and other instruments or documents, under applicable tax law, which it deems desirable or advisable. Each Member further agrees that such Member will, upon request by the Company, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement) and take any further action requested by the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company, including as reasonably necessary to effectuate any of the foregoing provisions of this Section 4.7, including (without limitation) with respect to any forms, documents or information reasonably necessary for the Company to comply with FATCA (or any comparable U.S. state or local, or non-U.S. law), or avoid being subject to withholding tax under any such laws, if applicable.

If a Member fails to comply with its obligations under this Section 4.7 and such failure results in any taxes, penalties, interest and/or any related costs or expenses (a “Tax Cost”), the Company shall, to the extent commercially practicable, cause such Member to bear the economic burden of such Tax Cost by specially allocating the Tax Cost to such Member and/or withholding the Tax Cost from proceeds otherwise distributable to such Member. In the event that the Company does not withhold such amounts, the Company may require the Member to reimburse the Company for any such Tax Costs. In addition, the Company shall have full authority to take any steps that it reasonably determines are necessary or appropriate to mitigate the consequences to the Company, any entity in which the Company holds an equity or debt interest and/or any other Member of such Member’s failure to comply with its obligations under this Section 4.7.

4.8 Accounting for Distributions. In making the distributions set forth in Article V, a number of accounting conventions and special rules will be adopted. Capital Contributions used to pay Company Expenses, including expenses associated with acquiring Portfolio Assets, will be treated as Contributed Capital.

Notwithstanding anything else in this Agreement to the contrary, to the extent that distributions from, or proceeds from the disposition of, Portfolio Assets by the Operating Company are retained (rather than distributed, subject to recall), the Company will have the authority to adjust distributions to cause each Member to receive, to the extent possible, the same distributions (as determined without giving effect to the individual tax treatment of any Member) that each such Member would have received had the amounts been distributed and the Members made Capital Contributions in accordance with Section 3.1 (so that each Member bears its share of the Incentive Allocation or the Promote that are not borne by the Members in proportion to their Capital Commitments, bears amounts attributable to such Member pursuant to Section 5.4, and bears any other Company Expenses according to such Member’s Capital Commitment, and so that each Member receives an appropriate amount of distributions as contemplated herein, in each case as determined by the Company).

Contributions and/or distributions deemed to occur under this Section 4.8 and Section 5.4 shall also be deemed to occur for all purposes of this Agreement.

Any Member acquiring all or a portion of the interest of another Member in the Company, pursuant to Section 3.4.2 or otherwise, shall be deemed for all purposes of Article V to have, as a result, increased its Capital Commitment and Available Commitment (including Recallable Capital) by the portion of the Capital Commitment and Available Commitment (including Recallable Capital) of the transferring Member allocable to such acquired interest.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions in General.

5.1.1 The amount and timing of distributions by the Company shall be in the discretion of the Board of Directors and its determinations are conclusive and binding upon the Members. Subject to the foregoing, the Company generally shall distribute cash available for distribution after satisfying, or establishing reserves for, any of the Company’s current or anticipated obligations (including indebtedness, Incentive Allocation, the Promote and any Company Expenses, as well as obligations relating to Portfolio Assets, including Additional Acquisitions). Cash available for distribution includes distributions from the Operating Company.

If a distribution is made to Members prior to the Final Closing Date, the Board of Directors shall reserve (and not distribute) a portion of the aggregate amount of the distribution for Subsequent Investors that have not yet been admitted to the Company at the time of such distribution, with such reserve to be based upon the expected aggregate Capital Commitments to the Company immediately following the Final Closing Date. The Company may reserve such amounts by ensuring that future cash will be available from the existing liquidity sources, including but not limited to the Company’s expected available cash on hand or expected borrowing capacity under a Company credit facility, but shall not be required to book such a reserve as a liability on the Company’s financial statements (unless otherwise required under U.S. generally accepted accounting principles). In the event of such a distribution and reserved amount, following a Subsequent Investor’s admission to the Company, the Subsequent Investor will receive the benefit of its proportionate share of the aggregate distribution amounts reserved for Subsequent Investors prior to such Subsequent Investor’s admission (for the avoidance of doubt, without interest) by (i) offsetting the amount of such distribution against the Catch-Up Contribution or other required payment due to the Company from such Subsequent Investor (provided that if the Catch-Up Contribution is called by the Company in stages, such distribution will not be credited to the Subsequent Investor until the final portion of the Catch-Up Contribution has been called) or (ii) a cash distribution to such Subsequent Investor; provided, however, that such offset or cash distribution shall be contingent upon the Subsequent Investor making all Catch-Up Contributions in respect of its Capital Commitment in accordance with Section 3.3 (and, for the avoidance of doubt, the Subsequent Investor shall also be subject to the default remedies set forth in Section 3.4 for failure to satisfy its obligation to make any required Catch-Up Contributions).

5.1.2 The Company may debit from amounts otherwise distributable to a Member pursuant to this Section 5.1: (i) all or a portion of any Capital Contribution or other required payment due to the Company from such Member and all or a portion of any Drawdown reasonably expected to be made to such Member (including in connection with the payment of actual or anticipated Company Expenses and obligations, contingent or otherwise, of the Company); (ii) an amount to satisfy such Member’s allocable portion of any actual or anticipated obligations (contingent or otherwise) of the Company (including the Incentive Allocation, the Promote and any Company Expenses as well as obligations relating to Portfolio Assets, including Additional Acquisitions); and (iii) amounts withheld by the Company pursuant to Section 5.4 in respect of taxes allocable to such Member.

5.1.3 Notwithstanding anything in this Agreement to the contrary, no provision shall limit in any way the Board of Directors’ discretion to maintain reserves to meet potential funding needs or other obligations of the Company.

5.1.4 Except as provided in Sections 9.2 and 10.2.3 below, distributions received by the Company, net of reserves that the Board of Directors deems reasonable, in respect of the Sub-Account established with respect to a Member, will be made to such Member, adjusted as the Board of Directors determines appropriate (and without double-counting for any corresponding adjustment by the Operating Company) so as to take into account: (i) any default by a Member; (ii) any exclusion of a Sanctioned Member; (iii) any Incentive Allocation or the Promote that are not borne by the Members in proportion to their Capital Commitments; (iv) the deemed distributions of withholding and other taxes as described in Section 5.4; and (v) the intention to cause all Members to share in the economic arrangements intended by the provisions of this Agreement based on their relative commitments, regardless of whether they were admitted to the Company on the Initial Closing Date or a Subsequent Closing Date.

5.1.5 For purposes of calculating distributions to the Members, each Member’s share of Contributed Capital shall be adjusted to reflect the reallocation of any Capital Account balance as described in Section 3.4.4.

5.2 Valuation. The Board of Directors shall value or oversee the valuation of any asset and investment of the Company in good faith, based upon available relevant information and according to the Company’s valuation policies and the valuation policies expressly set forth in the Internalization Agreement. The valuations of the Projects shall generally be based upon cost. In addition, a number of the Company’s or Operating Company’s other investments may be in the form of Energy Project Loans and derivative instruments entered into in connection with the Company’s or Operating Company’s hedging activities, which may not have readily ascertainable market prices. The fair value of such other investments that are not publicly traded or whose market prices are not readily available shall be determined in good faith by the Board of Directors under procedures established by the Board of Directors (in consultation with the Special Interest Holder), which may include valuing such instruments at cost. The Board of Directors shall also prepare valuations using sources and/or proprietary models, depending on the availability of information on the Company’s or Operating Company’s assets and the type of asset being valued, all in accordance with the Company’s valuation procedures. The Board of Directors will be entitled, but not required, to appoint a third party to make determinations regarding the value of assets. The Board of Directors shall also have the discretion to use other valuation methods that it determines, in its discretion, are fair and reasonable.

5.3 Insolvency. No distribution shall be made that would render the Company insolvent.

5.4 Withholding and Company Taxes.

5.4.1 The Company in its discretion may withhold and pay any taxes with respect to any Member, and any such taxes may be withheld from any distribution otherwise payable to such Member. If no sufficiently large distribution is imminent, the Board of Directors may require the relevant Member promptly to reimburse the Company for the amount of any such tax payable by the Company on behalf of such Member and, if such tax has already been paid by the Company, interest thereon at a floating rate of interest equal to Prime plus two percent per annum, or such other commercially reasonable rate as determined by the Board of Directors in its discretion, from the date of such tax payment until but not including the date such amount is reimbursed by such Member. No such reimbursement will be considered a Capital Contribution for purposes of this Agreement, nor shall any requirement that any such reimbursement be paid be considered a Drawdown.

5.4.2 Taxes withheld on amounts directly or indirectly payable to the Company or subsidiary vehicles and taxes otherwise paid by the Company or subsidiary vehicles shall, except as otherwise provided herein, be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant taxing jurisdiction. The Board of Directors shall have the authority to determine in its discretion whether any such deemed distribution shall be treated as a Portfolio Distribution or as a Balancing Distribution. The Board of Directors may require the relevant Member promptly to contribute to the Company an amount equal to such Member’s share, as determined in the discretion of the Board of Directors, of any of the taxes described in this Section 5.4.2. No such contribution will be considered a Capital Contribution for purposes of this Agreement, nor shall any requirement that any such contribution be paid be considered a Drawdown. The amount of any such contribution shall not be treated as deemed distributed as described above.

5.4.3 Each Member hereby agrees to indemnify and hold harmless the Indemnified Persons and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax, interest or failure to withhold taxes) with respect to income attributable to or distributions or other payments to such Member, including any Tax Cost with respect to which such Member is required to reimburse the Company pursuant to Section 4.7, as well as such Member’s share, as determined by the Board of Directors in its discretion, of any liability incurred by subsidiary vehicles. The provisions of this Section 5.4.3 shall survive any termination of this Agreement. Nothing in this Section 5.4.3 shall cause any Member to become liable for any tax liability of any other Member or any other member of the Operating Company.

5.5 Balancing Distributions. The Company generally will distribute Additional Amounts contributed by Subsequent Investors to Members admitted on the Initial Closing Date and previously-admitted Subsequent Investors that have fully contributed their Catch-Up Contributions, pro rata in accordance with their respective Capital Commitments. In addition, the Company may distribute amounts contributed by Subsequent Investors in respect of their Catch-Up Contributions to Members admitted on earlier closing dates pro rata in accordance with such Members’ Capital Commitments. To the extent the Company distributes to Members admitted on earlier closing dates (i) Additional Amounts and (ii) amounts received from Subsequent Investors in respect of their Catch-Up Contributions, then (x) the portion of such distributions attributable to Additional Amounts shall not otherwise be treated as a distribution to such Member (other than potentially for tax purposes) and (y) the remainder of such distributions (“Balancing Distributions”) shall be treated as a reimbursement of Capital Contributions previously made by such Member as of the day such Capital Contributions were made and will increase such Member’s Undrawn Commitments. Balancing Distributions, if made, generally will be made in accordance with the Members’ respective Capital Commitments measured immediately prior to the admission of additional Members (or increased Capital Commitments) that gives rise to the Balancing Distributions.

5.6 Modifications to Distributions. Adjustments may be made to Capital Accounts, Undrawn Commitments, and/or distributions, as the Board of Directors determines appropriate, in its sole discretion, in order to reflect that certain Members are not subject to the Incentive Allocation or the Promote or are subject to a reduced Incentive Allocation or Promote and in connection with any defaults by Members, or otherwise in order to give effect to the economic intent of the provisions of this Agreement and the Operating Company Agreement.

ARTICLE VI

MANAGEMENT AND RESTRICTIONS

6.1 Board of Directors.

6.1.1 The Company has established the Board of Directors, which shall have the right to manage, control and conduct the business of the Company and make all decisions affecting the Company and its policies and management, subject to the Board of Directors’ right to delegate certain of its responsibilities as set forth in Section 6.2.

6.1.2 Prior to an IPO, the Board of Directors shall consist of no less than three members (the “Directors”). Each Director shall serve until the earliest of (a) the date of his or her resignation, removal, death, disability, incapacity or incompetency, (b) the date on which such Director is otherwise no longer able to continue in his or her duties as Director, and (c) in anticipation of an IPO, the date on which the Board of Directors, in its sole discretion, without the approval of the Members, determines to appoint the directors of the board of directors that will govern the Company following the IPO.

6.1.3 The Board of Directors shall act with respect to all matters (whether to approve any decision or to exercise any other right (or to grant any consent or approval) accorded to the Board of Directors hereunder) by the affirmative vote of a majority of the Directors then in office. Each Director shall have one (1) vote on all matters that arise before the Board of Directors. Participation of a Director at a meeting through the use of conference telephone or similar communications equipment shall constitute presence at the meeting for all purposes, provided that all of the Directors participating in such meeting can communicate with each other. Actions taken or approved by the Board of Directors at a meeting will be evidenced by a written resolution.

6.1.4 At all meetings of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the Directors then in office present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

6.1.5 Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Directors then in office. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors then in office at a duly held meeting. An action so taken shall be deemed to have been taken at a meeting duly held on the effective date so certified.

6.1.6 The signature of any one Director shall be sufficient for purposes of executing on behalf of the Board of Directors any agreements, undertakings, obligations, certificates, instruments and other documents requiring execution by the Board of Directors.

6.1.7 The Board of Directors may establish in the future one or more committees, including an audit committee, governance and nominating committee, compliance committee, and contract review committee.

6.1.8 Upon the recommendation by the Board of Directors that the Company pursue an IPO, then in anticipation of such IPO, the Board of Directors, may in its sole discretion, without the approval of the Members, appoint the directors of the board that will govern the Company following the IPO.

6.1.9 Except as authorized by the Board of Directors, or as expressly set forth in this Agreement, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

6.2 Rights and Powers of the Board of Directors.

6.2.1 Except as otherwise provided herein or by applicable law, the Board of Directors shall have the power and authority, without the consent of the Members, and whether carried out (a) directly by the Company, (b) indirectly through one or more wholly or partially owned subsidiaries of the Company or (c) on behalf, and in the name, of the Company, to take any action or make any decisions on behalf of the Company, to carry out any and all of the objectives and purposes of the Company set forth in Section 1.4 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto, including to:

(i) identify, acquire (directly or indirectly), hold, manage, own, sell, transfer, convey, assign, exchange, distribute or otherwise dispose of any Portfolio Asset or other asset of the Company;

(ii) make acquisitions and incur leverage through one or more partnerships or other entities, the sole or majority beneficial interest holders in which is the Company, and to grant security interests, assign and/or pledge the Company’s assets, including Undrawn Commitments of the Members, to such entities in order to secure borrowings or leverage;

(iii) (a) borrow money or obtain other extensions of credit to acquire, directly or indirectly, new assets (including prior to the Initial Closing Date or the Final Closing Date) and for other Company activities (including borrowing pending Drawdowns, obtaining bridge financing for acquisitions made in advance of the Drawdowns relating to such acquisitions, facilitating the Company’s hedging activities and meeting drawdowns by the Operating Company); (b) leverage existing assets to permit distributions or additional acquisitions; (c) mortgage, charge, pledge, assign or otherwise grant a security interest in or over the assets of the Company (including, Undrawn Commitments, Capital Contributions, Portfolio Distributions and Portfolio Assets); (d) assign or pledge the Board of Directors’ right to make Drawdowns and to exercise any remedies in order to enforce the Members’ funding obligations in accordance with this Agreement; and (e) guarantee, indemnify or otherwise secure the obligations of the Operating Company, the Portfolio Assets and/or investment vehicles or other Affiliates of the Company as set forth in Section 11.18;

(iv) enter into, and take any action under, any contract, agreement or other instrument as the Board of Directors shall determine to be necessary or desirable to further the purposes of the Company, including granting or refraining from granting any waivers, consents and approvals with respect to any of the foregoing and any matters incident thereto;

(v) employ, and terminate the employment of, on behalf and at the expense of the Company, any and all financial advisers, underwriters, attorneys, accountants, consultants, appraisers, custodians of the assets of the Company or other agents (who may be designated as officers of the Company), including Goldman Sachs, on such commercially reasonable terms and for such reasonable compensation as the Board of Directors may determine;

(vi) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may be necessary or desirable for the acquisition, management, or disposition of Portfolio Assets and other assets of the Company;

(vii) enter into, consent to and perform any cross transaction in which Goldman Sachs acts for both the Company and a party on the other side of the transaction, including circumstances where Goldman Sachs acts as a broker for both the Company and a party on the other side of the transaction, and enter into, consent to and perform any principal transactions in which the Company purchases property (including securities) from or sells property (including securities) to Goldman Sachs;

(viii) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

(ix) open accounts with banks, brokerage firms or other financial institutions (including Goldman Sachs-affiliated banks), deposit, maintain and withdraw funds in the name of the Company and draw checks or other orders for the payment of moneys;

(x) make distributions to Members in cash or (to the extent permitted hereunder) otherwise;

(xi) reduce the risk or protect the value of the Company’s Portfolio Assets through entering into Hedging Instruments and engage in hedging transactions and strategies, including in connection with interest rate hedging, credit risk hedging, currency hedging, energy price hedging and renewable energy credits price hedging;

(xii) engage in derivative transactions for non-speculative purposes (including, for avoidance of doubt, for hedging purposes), including forward contracts and option and swap transactions;

(xiii) prepare (or have prepared), execute (or have executed) and file all necessary returns, applications, elections or other documents, instruments or statements, pay all taxes, assessments and other impositions applicable to the assets of the Company and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(xiv) determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company;

(xv) receive fees in respect of commitments made to Portfolio Assets; and

(xvi) take all actions necessary to, in connection with, or incidental to, any of the foregoing.

6.2.2 The Board of Directors shall have the power and authority to delegate to one or more Persons, including to any officer, employee, Affiliate or agent of the Company, the Board of Directors’ rights and power to manage and control the business and affairs of the Company; provided however that, except as contemplated by Section 6.2.3, no such delegation to an Affiliate of Goldman Sachs shall be permitted without the prior written consent of GSAM. Furthermore, the Board of Directors, by written instrument signed by it, shall have the power to appoint one or more officers to act for the Company with such title as the Board of Directors deems appropriate and to delegate to such officer(s), to the extent permitted by the Delaware Act, such of the powers and authorities as are held by the Board of Directors or as are granted to the Board of Directors hereunder as the Board of Directors may determine. The Persons so appointed may include Persons holding titles such as Chair, Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. Unless the authority of the Person designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have at least the same authority to act for the Company as is customary for a corresponding officer of a Delaware corporation to have to act for a Delaware corporation in the absence of a specific delegation of authority. The Board of Directors, by written instrument signed by it, may, in the sole discretion of the entity so acting, ratify any act previously taken on behalf of the Company by any Person appointed as an officer.

6.2.3 [INTENTIONALLY OMITTED]

6.2.4 Each of the Members agrees that all determinations, decisions, and actions made or taken by the Board of Directors in good faith and in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members, and their respective Successors, assigns, and personal representatives.

6.3 Removal from the Board of Directors.

6.3.1 On the Initial Closing Date, each Member was treated as casting a vote to ratify and require the appointment of each of the Directors on or prior to the Initial Closing Date, unless such Member notified the Company by written notice contained in the Subscription Agreement, or delivered concurrently therewith (a “Director Disapproval Notice”), that it was withholding or withdrawing its vote to approve the appointment of one or more of the Directors.

6.3.2 Any Subsequent Investor shall be treated as casting a vote to ratify and require the re-appointment of each of the then-sitting Directors unless such Member has delivered a Director Disapproval Notice. In the event that a Majority in Interest of the Members (excluding GS Affiliated Members, if any, and interests held by defaulting Members) deliver Director Disapproval Notices in respect of one or more Director(s) after the Initial Closing Date, the remaining Directors shall procure that (a) such Director(s) will cease to serve on the Board of Directors, and (b) the Board of Directors shall appoint a replacement Director to serve on the Board of Directors in respect of such vacancy.

6.3.3 The Board of Directors shall not be required to seek approval of the Members regarding the appointment of any replacement Director(s).

6.3.4 Upon the Company or a Director being notified of or otherwise becoming aware of any matter with respect to a Director (a “Bad Actor Director”) that triggers disqualification under Rule 506(d) of the Securities Act, the other Directors shall have the power and authority to remove the Bad Actor Director immediately.

6.4 IPO.

6.4.1 The Board of Directors shall have the power to pursue and effect an IPO in any manner or jurisdiction it determines. In connection with an IPO, the Board of Directors shall have the right, on behalf of the Company, without the consent of the Members, to:

(1) reorganize the Company into another legal entity in the same or different jurisdiction;

(2) transfer the assets of the Company in whole or in part to another entity;

(3) create additional entities so that the listed security is issued by an entity other than the Company;

(4) seek regulatory or other approvals in applicable jurisdictions necessary to facilitate any such IPO;

(5) modify the terms of this Agreement to comply with regulatory or listing requirements;

(6) convert the interests of the Members into, or exchange such interests for, interests in an IPO Entity in connection with any IPO in a manner that gives effect to the proportionate ownership percentages of the investors in the Company as determined in the Board of Director’s sole discretion;

(7) modify or amend the terms of this Agreement or any other governing documents of the Company to establish the mechanism for the appointment of directors that will govern the Company after the IPO;

(8) modify or amend this Agreement or any other governing documents of the Company to effectuate the foregoing;

(9) modify the terms of this Agreement or any other governing documents of the Company to include provisions that limit the ability of other entities or persons to acquire control of the Company or provide investors in the Company with liquidity, which may include provisions establishing a staggered board or a requirement for advance notice for proposals by holders of interests in the Company and nominations, or limitations on convening meetings of holders of interests in the Company or the authorization of the issuance of preferred interests that could be issued by the Board of Directors to impede a takeover attempt;

(10) modify the terms of this Agreement or any other governing documents of the Company to include provisions that, after consultation with the underwriters in any such IPO, are customary or appropriate, as determined in the Board of Directors’ sole discretion; and

(11) take any other action which the Board of Directors, in its sole discretion, deems reasonable or appropriate.

6.4.2 The Members acknowledge and agree that the Board of Directors shall determine, in its sole discretion, the terms that will govern the Company in connection with, and following, an IPO and may amend such terms without consent from the Members.

6.5 [INTENTIONALLY OMITTED]

6.5.1 [INTENTIONALLY OMITTED]

6.5.2 [INTENTIONALLY OMITTED]

6.5.3 In addition to Company Expenses, the Company shall also directly or indirectly bear its allocable share of the organizational and operating expenses of the entities through which the Company acquires or holds Portfolio Assets, including costs and expenses similar to the types of expenses that constitute Company Expenses and expenses relating to the acquisition, holding, operation and disposition of such Portfolio Assets.

6.5.4 [INTENTIONALLY OMITTED]

6.5.5 [INTENTIONALLY OMITTED]

6.5.6 [INTENTIONALLY OMITTED]

6.5.7 [INTENTIONALLY OMITTED]

6.5.8 [INTENTIONALLY OMITTED]

6.5.9 [INTENTIONALLY OMITTED]

6.6 Members. The Members shall take no part in the control, management or conduct of the Company’s business nor shall the Members have any power or authority to act for or on behalf of the Company, except as is specifically permitted by this Agreement and by the Act.

6.7 Interest and Capital Withdrawals.

6.7.1 Except as otherwise expressly provided herein, no interest shall be paid to any Member on account of such Member’s Capital Contributions.

6.7.2 No Member shall have the right to withdraw any amount, redeem its interest, receive distributions or demand distributions from the Company, except as otherwise expressly provided herein.

6.8 Permitted Goldman Sachs Activities. Subject to applicable law, nothing contained herein shall preclude, restrict or limit in any way the activities of Goldman Sachs or any partner, director, officer or employee of Goldman Sachs (each, a “Goldman Sachs Person”), including: (i) from investing in Portfolio Assets or other principal investments for its own account or the account of Other Investment Programs (including investment funds or vehicles managed by Goldman Sachs) or third parties; (ii) from engaging in transactions in connection with a decision by Goldman Sachs to enter into a new strategic business or businesses, including principal investments in financial services companies; (iii) from receiving fees or other compensation of any kind from any activity, including activities in which the interests of the Company may be different from or adverse to the interests of Goldman Sachs or third parties; and (iv) from forming Other Investment Programs.

6.9 [INTENTIONALLY OMITTED]

6.10 Additional Investments by Members.

6.10.1 The Members agree that the Board of Directors may (but shall not be obligated to) offer to one or more Members and other Persons, subject to the provisions of this Article VI, each in its individual capacity, the opportunity to invest alongside the Company or the Operating Company in a Portfolio Asset or to purchase a Portfolio Asset from the Company or the Operating Company. No Member shall have any right to participate in any such opportunity, or have any interest therein, by virtue of this Agreement or the partnership relation created hereby. Such investment opportunities, if offered, may or may not be in proportion to the Capital Commitments of the Members and may involve different terms and fee structures, as determined by the Board of Directors.

6.10.2 The Members shall not be obligated to refer potential acquisitions to the Company and shall not be restricted in any investments they make. No Member shall be obligated to do or perform any act in connection with the business activity of the Company not expressly set forth in this Agreement.

6.11 Standard of Care; Indemnification Obligations.

6.11.1 (i) To the fullest extent permitted by law, none of the Company, the Operating Company and any Director, officer, employee, agent, representative, or controlling person of the Company (if any) (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable to the Company or to any Members for: (a) for any act or omission performed or omitted by it or any other Indemnified Person or any losses therefrom (any such loss a “Loss” and collectively, “Losses”), in the absence of gross negligence, willful misfeasance, or bad faith on the part of such Indemnified Person; (b) any tax liability (including any interest or penalties thereon) imposed on any Member or borne directly or indirectly by the Company (other than, where applicable, the proportionate share of any such tax liability borne by an Indemnified Person in its capacity as a Member); or (c) any Losses due to any act or omission performed or omitted by agents of the Company (or their respective employees).

(ii) To the fullest extent permitted by law, the Company shall indemnify (and advance funds pursuant to clause (iii) below to cover) any Indemnified Person, jointly and severally, for any Losses to which such Indemnified Person may become subject in connection with: (a) any matter arising out of or in connection with the Company’s business or affairs (including any Losses arising out of or in connection with the Company’s indemnification, contribution, reimbursement or similar obligations to any of its assets or to any director, manager, officer, employee, partner, agent, or any other similar Person or entity of any such asset), except, with respect to any Indemnified Person, to the extent that any such Loss results solely from the gross negligence, willful misfeasance or bad faith of such Indemnified Person; (b) any tax liability imposed on the Company, any subsidiary of the Company or other entity in which the Company invests, directly or indirectly, or any Member (in excess of such Indemnified Person’s proportionate share of any such tax liability as a Member); or (c) any act or omission performed by or omitted by brokers or other agents of the Company or their respective employees (unless such employee, broker or agent is an Indemnified Person, in which case clause (i) of this sentence would apply, as applicable) as long as such Persons were selected with reasonable care.

(iii) In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including any Member) in connection with any matter arising out of or in connection with the Company’s business or affairs (including a breach by any Member of this Agreement or the Member’s Subscription Agreement), the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined, by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in this clause (iii).

(iv) If for any reason (other than the gross negligence, willful misfeasance or bad faith of such Indemnified Person) the foregoing indemnification, reimbursement or advance is unavailable to such Indemnified Person, or is insufficient to hold either harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.

(v) For the avoidance of doubt and not in limitation of the foregoing, the amount of each Member’s Undrawn Commitment (including the portion thereof attributable to Recallable Capital) may be called in order to satisfy any indemnification, reimbursement, contribution or similar obligation the Company may have, including any obligation resulting from applicable law. A failure to make any payments required under this Section 6.11.1 shall be a default by the Member and thus subject to the provisions of Section 3.4 governing defaults; provided, however, that the provisions of Section 3.4 shall not be the sole remedy of the Company in the event of a failure to make any payments required under this Section 6.11.1.

6.11.2 The reimbursement, indemnity and contribution obligations of the Company under this Section 6.11 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling Persons (if any) of each Indemnified Person and shall be binding upon and inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.11.3 The reimbursement, indemnity and contribution obligations provided by this Section 6.11 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law or otherwise, both as to action in a Indemnified Person’s official capacity and to action in another capacity, and shall continue as to a Indemnified Person who shall have ceased to have an official capacity for acts or omissions during such official capacity (or otherwise when acting at the request of the Board of Directors) and shall inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.11.4 The Company shall have power to purchase and maintain reasonable insurance on behalf of the Board of Directors and the other Indemnified Persons at the expense of the Company, against any liability that may be asserted against or incurred by them in any such capacity or arising out of the Board of Directors’ or such Indemnified Person’s status as such, whether or not the Company would have the power to indemnify the Indemnified Persons against such liability under the provisions of this Agreement.

6.11.5 Each Indemnified Person may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

6.11.6 Each Indemnified Person shall be entitled, to the fullest extent of the law, to rely in good faith upon any and all sources enumerated in Section 8-406 of the Act, and any act or omission taken or suffered by such Indemnified Person in reasonable reliance on such source or sources shall in no event subject the Indemnified Person to liability to the Company or to any Member or to any other Person. All Members hereby acknowledge and agree that each Indemnified Person is entitled to the same right of reliance and protection from liability as the Board of Directors.

6.11.7 The Board of Directors may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder.

6.11.8 The Board of Directors is specifically authorized and empowered, for and on behalf of the Company, to enter into any agreement or undertaking with any Indemnified Person not itself a party to this Agreement that the Board of Directors considers to be necessary or advisable to give full effect to the foregoing indemnification provisions of this Agreement.

6.11.9 The foregoing provisions of this Section 6.11 shall survive any termination of this Agreement.

6.12 [INTENTIONALLY OMITTED]

ARTICLE VII

LIABILITY OF MEMBERS

In no event (other than as provided in Sections 3.1, 3.3, 4.7, 5.4, 8.3 and 9.3) shall any Member (or former Member) have any personal liability for the repayment and discharge of the debts and obligations of the Company, in each case, except to the extent provided by the Act. The obligations of the Members as provided in Sections 3.1, 3.3, 4.7, 5.4, 8.3 and 9.3 are conditional obligations and are payable only to the extent, and only in such amount, as provided for in this Agreement.

ARTICLE VIII

TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

8.1 Restrictions on Transfer.

8.1.1 No Member shall directly or indirectly transfer, sell, encumber, mortgage, hypothecate, assign or otherwise dispose of or grant a security interest over or in relation to, voluntarily or involuntarily, all or any portion of its interest in the Company (each, a “Transfer”) without: (i) the prior written consent of the Company, which may be granted or withheld in its discretion, with or without cause and (ii) the receipt by the Board of Directors (unless such requirement is waived by the Board of Directors) not less than 10 Business Days prior to the date of any proposed Transfer of a written opinion of counsel reasonably acceptable to the Board of Directors (who may be counsel for the Company), satisfactory in form and substance to the Board of Directors, to the effect that such Transfer would not result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation); (b) requiring registration of the interest under, or a violation of, the Securities Act or any “Blue Sky” laws or other securities laws of any state of the United States or any other jurisdiction applicable to the Company or the interest in the Company to be transferred; (c) the Company becoming an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration under the Investment Company Act) or (d) any adverse tax consequences to the Company (or Members generally). Such opinion of counsel shall also cover such other matters as the Board of Directors may reasonably request. All transferees must also be “qualified purchasers” as defined for purposes of Section (c)(7) of the Investment Company Act and must be “accredited investors” as defined for purposes of Regulation D of the Securities Act or non-U.S. Persons in accordance with Regulation S of the Securities Act.

8.1.2 Notwithstanding the foregoing provisions of this Section 8.1: (i) no Transfer of all or any portion of a Member’s interest in the Company may be made at any time there remains owing any amount in respect of any Member Loan made pursuant to Section 3.4 relating to such interest and (ii) the Board of Directors may prohibit any Transfer that in its judgment may result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation); (b) the Company becoming an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration provided by the Investment Company Act); (c) an increase in the number of record holders of the Company (as determined pursuant to Rule 12g5-1 promulgated under the Exchange Act); or (d) a risk that the Company may become subject to the registration requirements of the Exchange Act.

8.1.3 Without limiting the generality of the other provisions of this Section 8.1, during the pre-IPO period, the Company may withhold consent to any Transfer if such transfer may, together with other events (either past or anticipated), result in any risk of triggering an “ownership change” (as defined under Section 82 of the Code). The Company may also determine to impose certain restrictions on purchases and/or transfers post-IPO, including limiting (i) purchases if they would cause a Member to become a “5-percent shareholder” (as defined under Section 82 of the Code) and (ii) transfers by a “5-percent shareholder.”

8.1.4 Members that acquire interests in the Company prior to an IPO shall not be permitted to Transfer such interests (or any interests in the Company or Public Entity received in connection with any IPO) after the consummation of such IPO until the expiration of any lock-up agreement entered into by the Company, the Special Interest Holder or any Public Entity in connection with the IPO. Following the expiration of any such lock-up agreement, Members may transfer such interests (or such interests in the Company or Public Entity received in connection with an IPO), subject to compliance with applicable securities laws and any requirements imposed by the Company, any Public Entity or the transfer agent with respect to such interests.

8.1.5 Any purported Transfer not in compliance with this Article VIII shall be void and of no force and effect.

8.1.6 Notwithstanding anything herein to the contrary, without notice to the Members and without the consent of the Board of Directors, but subject to applicable law, including the Dodd-Frank Act and any Sanctions Laws and Regulations, Goldman Sachs may Transfer all or a portion of any of its interests in the Company (in whole or in part) to any other Person.

8.2 Expenses of Transfer. The transferring Member agrees that it will pay all expenses, including attorneys’ fees, incurred by the Company in connection with any attempted or realized Transfer of all or any portion of its interest, whether or not the Board of Directors consents to such Transfer. Such costs generally will include the amount of any transfer taxes due as a result of a Member’s Transfer and the costs of accounting for such Transfers including for applicable tax purposes.

8.3 Indemnification by Transferor. In the event that the Company or the Board of Directors becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Member) in connection with any Transfer by a Member of a Member’s interest in the Company or the admission into the Company as a Member of any purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient (each, an “Assignee”) of such transferring Member’s interest in the Company (any such Assignee, when so admitted, being hereinafter called a “Substituted Member”), the Member who has transferred all or any portion of its interest in the Company will periodically reimburse each of the Company and the Board of Directors for each of their legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation. To the fullest extent permitted by law, the transferring Member also will indemnify the Company and the Board of Directors for any losses, claims, damages, or liabilities to which either of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Member under this Section 8.3 shall be in addition to any liability that the transferring Member may otherwise have, shall extend upon the same terms and conditions to the Members and the Board of Directors, and shall be binding upon and inure to the benefit of any Successors, assigns, heirs, and personal representatives of the Company and the Board of Directors. The obligations of a transferor under the foregoing provisions shall survive the Transfer of its interest or any termination of this Agreement.

8.4 Responsibility for Commitments. Any Person which acquires all or any portion of the interest in the Company of a Member (whether or not admitted as a Substituted Member) shall be obligated to contribute to the Company the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment and Undrawn Commitment (including Recallable Capital) of its predecessor in such interest in the Company in accordance with this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III in respect of such amounts. Payment by such Person of the amount specified in any Drawdown Notice must be made not later than the date specified in the Drawdown Notice. Capital will not be considered contributed to the Company by such Person until actually received by the Company (or the account designated by the Company) from such Person (and in no event earlier than the due date for such Capital Contributions). Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, as between it and the Company it will remain liable for Capital Contributions called for by the Board of Directors in each case as required by this Agreement to be made with respect to its interest in the Company (as such interest in the Company existed prior to such Transfer) and for any other obligations under this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III prior to the time, if any, when the Assignee of such interest, or portion thereof, is admitted as a Substituted Member.

8.5 Recognition of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any portion of the interest in the Company of a Member unless: (i) the provisions of Section 8.1 shall have been complied with and (ii) there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Board of Directors, executed and acknowledged by both the transferring Member and the Assignee and such notice:

(a) contains the acceptance by the Assignee of all the terms and provisions of this Agreement and the Assignee’s agreement to be bound thereby; (b) represents that such Transfer was made in accordance with all applicable laws and regulations; and (c) contains a power of attorney authorizing the Company to execute this Agreement on behalf of the Assignee.

8.6 Status of Transferor. Any Member which shall Transfer all of its interest in the Company shall cease to be a Member, except as provided in Section 8.4 and except that, unless and until a Substituted Member is admitted in its stead, such transferring Member shall retain the statutory rights and obligations of a Member under the Act. Anything herein to the contrary notwithstanding, the Company shall be entitled to treat the transferring Member of an interest in the Company as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the Assignee of such interest in the Company has been admitted into the Company as a Substituted Member.

8.7 Transfers by Assignee. A Person who is the Assignee of all or any portion of the interest in the Company of a Member as permitted hereby but does not become a Substituted Member and who desires to make a further Transfer of such interest in the Company shall be subject to all of the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make a Transfer of its interest in the Company.

8.8 Substituted Members. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 8.1.1, no Assignee of all or any part of the interest of a Member shall become a Substituted Member without the prior written consent of the Board of Directors, which consent may be withheld in the discretion of the Board of Directors.

8.9 Conditions of Admission. Each Assignee as a condition to its admission as a Substituted Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Board of Directors, as the Board of Directors reasonably deems necessary or appropriate to effectuate such admission, including a counterpart to this Agreement.

8.10 Rights Prior to Admission. Unless and until an Assignee of an interest in the Company is admitted to the Company as a Substituted Member pursuant to and in accordance with Sections 8.8 and 8.9, such Assignee shall not be entitled to any rights in the Company or recognized as a Member for any purpose (other than with respect to distributions and allocations of income and loss for tax purposes in respect of the assigned interest) and, in particular, shall not be entitled to vote or give consents with respect to such interest in the Company.

ARTICLE IX

WITHDRAWAL, DEATH, INCOMPETENCY

9.1 Withdrawal of Members.

9.1.1 No Member may redeem its interest or withdraw from the Company without the prior written consent of the Board of Directors, which consent may be granted or withheld in the Board of Directors’ discretion.

9.1.2 The Board of Directors may terminate the interest of any Member in the Company at any time upon at least five days’ prior written notice, if the Board of Directors determines that the continued participation of the Member in the Company may adversely affect the Company (including for any tax, ERISA or regulatory purposes, such as a change to an applicable law or regulation) or any Member. Without limiting the generality of the foregoing, the Board of Directors may terminate the interest of any Member: (i) if there is any breach of such Member’s representations, warranties or covenants in the Subscription Agreement, this Agreement or related documents executed by such Member; (ii) if the Member: (a) engages in illegal conduct or other misconduct which the Board of Directors determines could result in reputational harm to the Company, (b) is convicted of, or pleads nolo contendere to, a felony or serious misdemeanor, or (c) illegally or fraudulently obtains funds which the Member seeks to invest; or (iii) the Board of Directors determines that the continued participation of that Member may result in the assets of the Company being or continuing to be treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation). In the event of termination by the Board of Directors of a Member’s interest (other than as a result of a default), such Member generally shall be paid by the Company, within 120 days thereafter (or as soon reasonably practicable thereafter) as the Company has available funds, in cash, in-kind, or by delivery of a note, an amount generally equal to 80% of the fair value of the Member’s interest in the Company at the end of the quarter preceding such termination (determined in good faith by the Board of Directors in accordance with Section 5.2), with the remaining 20% to be paid within 30 days following the completion of the audit for the fiscal year in which the termination occurs, in cash, in-kind, or by delivery of a note. Notwithstanding the foregoing, the Board of Directors may, in lieu of terminating a Member’s interest, cause the Transfer of such interest. The interest in the Company held by such terminated Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement. In the event a note is issued to a Member pursuant to this Section 9.1.2, such note will bear terms which the Board of Directors determines are reasonable market terms under the circumstances of the termination or withdrawal. Each Member acknowledges and agrees that actual payment in respect of a Member’s interest in the Company may take substantially longer than 120 days from the date a Member’s interest in the Company is terminated and substantially longer than 30 days following the completion of the audit for the fiscal year in which the termination occurs. Notwithstanding a payment by the Company to a Member of any amount described above, the Company reserves the right to seek reimbursement from a Member whose interest has been terminated by the Board of Directors for Losses incurred by the Company resulting from any action or omissions of such Member.

9.1.3 Goldman Sachs or an affiliate thereof (including the GS Member) may make one or more Capital Commitments (the “Ongoing GS Investment”). If the Board of Directors determines in its discretion that the continued participation of Goldman Sachs, its affiliates, subsidiaries, successors or a Goldman Sachs employee or related entity would cause the Ongoing GS Investment to constitute more than 4.9% of total Capital Commitments or would otherwise adversely affect the Company, Goldman Sachs reserves the right to withdraw, and to permit its affiliates, subsidiaries, successors and any Goldman Sachs employees and their related entities to withdraw, without prior notice to Members, a pro rata portion of each such investor’s portion of the Ongoing GS Investment in an amount necessary to reduce the amount of the Ongoing GS Investment to 4.9% of total Capital Commitments or to an amount as otherwise determined by the Board of Directors in its sole discretion is required to avoid any adverse effect on the Company

(including for any legal or regulatory reasons, such as a change to an applicable law or regulation) or in order for the Company or Goldman Sachs to comply with the Bank Holding Company Act, the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to the Company or Goldman Sachs, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act.

9.2 Economic and Other Sanctions.

9.2.1 In the event that the Board of Directors determines that a Member is a Sanctioned Member, the Board of Directors may, without prior notice to such Sanctioned Member or the other Members, take such actions as it determines required or advisable with respect to a Member, such Member’s interest and the Company generally, to comply with applicable Sanctions Laws and Regulations and other applicable laws and regulations. In connection with taking any such actions and/or upon the lifting of any sanctions on a Sanctioned Member, the Board of Directors may make such adjustments, including adjustments to Drawdowns, Capital Accounts, Capital Contributions, Undrawn Commitments, distributions, allocations, voting rights, and any and all other fees, payments and obligations, as it determines appropriate. In addition, in the event that the Board of Directors determines that a Member is a Sanctioned Member, such Member will not participate in Portfolio Assets made by the Operating Company while the applicable Member is a Sanctioned Member.

9.2.2 Each Member that is not a Sanctioned Member will be required to bear an increased amount of Company Expenses in order to cover the amount attributable to Sanctioned Members, except in the case of customs duties, taxes, and fees payable to the United States or any agency or instrumentality thereof or to any State, territory, district, county, municipality or other political subdivision in the United States.

9.2.3 In the event a Sanctioned Member ceases to be subject to sanctions under any Sanctions Laws and Regulations, the Board of Directors may require such Sanctioned Member to make a contribution to the Company (or the Board of Directors may retain amounts otherwise distributable to such Sanctioned Member) for any Incentive Allocation, Promote and Company Expenses to which such Sanctioned Member would have been subject had such Sanctioned Member not been subject to such sanctions, plus an additional amount, equal to simple interest, at a floating rate equal to Prime plus two percent per annum on the amount such Sanctioned Member is required to contribute to the Company under this Section 9.2.3 (such additional amount shall not be treated as a Capital Contribution or reduce the Undrawn Commitment of such Member). The Board of Directors (in its discretion as to timing and amount) may make distributions of any amounts received by the Company in accordance with this Section 9.2.3 to the other Members pro rata in accordance with the amounts contributed by such other Members under Section 9.2.2.

9.3 Effect of Death, Etc. The death, disability, incapacity, incompetency, bankruptcy, insolvency, termination or dissolution of a Member shall not cause the commencement of the winding up and dissolution of the Company. Upon compliance with the provisions of Article VIII, the legal representatives, if any, of a Member shall succeed as Assignees to the Member’s interest in the Company upon the death, incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, but shall not be admitted as Substituted Member without the written consent of the Board of Directors, which may be granted or withheld in its discretion, with or without cause. The interest in the Company held by such legal representative of a Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement, unless such legal representative is admitted as a Substituted Member.

ARTICLE X

DISSOLUTION; PROCEDURE ON DISSOLUTION

10.1 Dissolution. The Board of Directors may, with the prior consent of the Special Interest Holder, dissolve the Company at any time by giving notice of dissolution to the Members in accordance with the Act. The Company shall also be dissolved and terminated as set forth in Article II.

10.2 Dissolution Procedures. Upon dissolution of the Company at the expiration of the Company term or for any other cause set forth in this Agreement:

10.2.1 The affairs of the Company shall be wound up and the Company liquidated by the Board of Directors, including the preparation and filing of all documents or instruments necessary to effect the Company’s dissolution, winding up and termination. The Board of Directors will take any actions necessary or advisable to liquidate the Company’s assets, including, if determined by the Board of Directors, in its sole discretion, the appointment of agents to assist it in the liquidation process. The Board of Directors and any such “liquidation agent” may receive reasonable compensation, as determined by the Board of Directors in its discretion, for the provision of such services, which compensation may be paid out of the remaining assets of the Company.

10.2.2 All items of income, gain and loss (including any gain or loss from liquidation of the Company) for the accounting period in which the Company is finally liquidated shall be allocated among the Members as provided in Article IV.

10.2.3 The net proceeds of winding up shall be distributed in payment of liabilities of the Company in the following order:

(i) first, to creditors of the Company (other than Members);

(ii) second, to creditors of the Company who are Members; and

(iii) third, to the Members, in accordance with the provisions of Article V.

10.2.4 To the extent permitted by applicable Sanctions Laws and Regulations and other applicable laws and regulations, any net proceeds owed to a Sanctioned Member under Section 10.2.3(iii) shall be paid into the Sanctioned Member’s frozen Funding Account in the name of the Sanctioned Member.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment.

11.1.1 This Agreement may be amended with the consent of the Board of Directors and a Majority in Interest of the Members, which consent may be obtained by a Member’s failure to object in writing after 15 calendar days’ notice of the proposed amendment (or such shorter notice period that the Board of Directors determines is appropriate under the circumstances), and subject to the provisions of this Section 11.1, any such amendment shall be binding on all Members. The Board of Directors may modify or amend this Agreement, or any exhibit hereto, without the consent of the Members, to:

(i) make any necessary or advisable change, in the opinion of the Board of Directors, to comply with, or reduce the burden of complying with, the Bank Holding Company Act, the Dodd-Frank Act, any applicable Sanctions Laws and Regulations, or any other current or future laws, rules, regulations or legal requirements applicable to Goldman Sachs or the Company, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act;

(ii) make any necessary or advisable change, in the opinion of the Board of Directors, in connection with any assignment or transfer of interests Goldman Sachs may hold in the Company pursuant to Section 8.1.6, to the extent such assignment or transfer is deemed necessary or advisable to comply with, or reduce the burden of complying with, the Bank Holding Company Act, the Dodd-Frank Act or any current or future laws, rules, regulations, statutes or legal requirements applicable to Goldman Sachs or the Company;

(iii) conform this Agreement to the disclosure contained in the Offering Memorandum;

(iv) make a change to correct or supplement any conflicting provision in this Agreement, and delete or add provisions as may be required by applicable law or regulations, in each case, as determined by the Board of Directors in its discretion;

(v) reflect a change in the name of the Company;

(vi) make any necessary or advisable change, in the opinion of the Board of Directors, to qualify the Company a limited liability company or other entity in which the Members have limited liability under the laws of any state or other jurisdiction;

(vii) make any change that does not materially adversely affect the Members (taken as a whole);

(viii) make a change that is necessary or advisable, as determined by the Board of Directors in its discretion, to address adverse changes in the tax law or interpretations thereof applicable to the Company or the Operating Company;

(ix) make any change in any provision of this Agreement that requires any action to be taken by or on behalf of the Company pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required;

(x) prevent the Company from in any manner being deemed an “investment company” subject to the provisions of the Investment Company Act;

(xi) correct mistakes or clarify ambiguities as determined by the Board of Directors in its discretion;

(xii) make amendments in connection with an IPO, including without limitation any amendments described in Section 6.4.1;

(xiii) reflect any changes validly made in the membership of the Company and the Capital Contributions, Capital Commitments and Company interests of the Members;

(xiv) make any advisable change, in the opinion of the Board of Directors, to satisfy any requirements, conditions or guidelines contained in any applicable statute or any opinion, directive, order, ruling or regulation relating thereto, so long as such change does not adversely affect the Members;

(xv) prevent the assets of the Company from being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation);

(xvi) cause the Company to automatically dissolve and terminate no later than the date that is 15 years from the date of the formation of the Company unless the Company is terminated earlier pursuant to this Agreement; or

(xvii) make any amendments to this Agreement to reflect changes negotiated with additional Members between first and final closing so long as the changes do not materially adversely affect the rights and obligations of any existing Member (excluding any existing Member that gives its consent to such changes); or

(xviii) make any other amendments similar to the foregoing.

No amendment may be made, without the consent of each affected Member, other than Sanctioned Members, that would have the effect of amending the provisions of this Agreement relating to amendments. No amendment that would have the effect of increasing the liability or obligations of a Member or reducing a Member’s right to distributions (except upon admission of additional Members or increase in Members’ Capital Commitments pursuant to Section 3.3, upon forfeiture of interests in accordance with Section 3.4, upon a withdrawal effected pursuant to Section 9.1.2, or as otherwise stated herein) may be made without the consent of the affected Member other than Sanctioned Members.

11.2 Investment Representations.

11.2.1 Each Member, by executing this Agreement or an amendment hereto, represents and warrants that (a) it is either (i) an “accredited investor” (as defined for purposes of Regulation D promulgated under the Securities Act) or (ii) a non-U.S. person (as defined for purposes of the Code) in accordance with Regulation S promulgated under the Securities Act, (b) its interest in the Company has been acquired by it for its own account for investment and not with a view to resale or distribution thereof; (c) it is a “qualified purchaser” as defined in Section (c)(7) of the Investment Company Act and (d) it is fully aware that, in agreeing to admit it as a Member, the Company is relying upon the truth and accuracy of these representations and warranties.

11.2.2 Each Member, by executing this Agreement or an amendment hereto, represents and warrants that in making its decision to invest in the Company such Member has relied solely upon the Offering Memorandum, any side letters delivered in accordance with Section 11.15, the advice of its own tax, legal or other advisers and independent investigations made by such Member prior to becoming a Member, and has not relied in any way upon the Company, Goldman Sachs or any officer, director, employee, agent or Affiliate of any of the foregoing for any investment, legal or tax advice.

11.2.3 Each Member, by executing this Agreement or an amendment hereto, represents and warrants that it has carefully reviewed the sections entitled “Risks Factors” and “Potential Conflicts of Interest” of the Offering Memorandum and understands and consents to the existence of potential conflicts of interest between Goldman Sachs, on the one hand, and the Company and/or the Members, on the other, and to the operation of the Company subject to these conflicts, and it is fully aware that, in agreeing to the Member’s admission to the Company, the Company is relying upon the truth and accuracy of this representation and warranty.

11.2.4 Each Member, by executing this Agreement or an amendment hereto, represents and warrants that it understands that its share of losses from the Company is borne solely by it and the Company and not by Goldman Sachs. A Member’s interest in the Company is not insured by the U.S. Federal Deposit Insurance Corporation or any other bank regulatory or governmental agency, including the U.S. Federal Reserve Board. Investments in the Company are not deposits or other obligations of, or guaranteed by, Goldman Sachs.

11.3 FCC Representations and Covenants. Each Member, other than a GS Affiliated Member, hereby acknowledges, covenants and agrees that such Member will not be materially involved, directly or indirectly, in the management or operation of the media-related activity of the Company and that neither it nor any of its directors, officers, members or greater than five percent equity holders will:

(i) act as an employee of the Company (directly or through the officers, directors, members or Affiliates of such Member) if such Member’s functions (or those of its officers, directors, members or Affiliates), directly or indirectly, relate to any Media Company;

(ii) serve, in any material capacity, as an independent contractor or agent with respect to any Media Company in which the Company has an interest (including an interest held through the Operating Company);

(iii) communicate with the management of any Media Company in which the Company has an interest (including an interest held through the Operating Company) on matters pertaining to the day-to-day operations of any Media Company in which the Company has an interest or any media business of the Company;

(iv) perform any services for the Company materially relating to any Media Company in which the Company has an interest (including an interest held through the Operating Company); or

(v) become actively involved in the management or operation of any Media Company in which the Company has an interest (including an interest held through the Operating Company).

11.4 Power of Attorney. By signing the Subscription Agreement, each Member: (i) agrees that the signature page to the Subscription Agreement shall be deemed a counterpart signature page to this Agreement and (ii) grants the power of attorney contained in the Subscription Agreement in favor of the Company, and each Member does hereby constitute, designate and appoint the Company and any duly authorized representative of the Company, including any officer of director of the Company, each acting individually, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to:

(a) execute all documents required in connection therewith on behalf of such Member between the Company, Members and any Person being admitted to the Company as a Member (or such other parties as may be appropriate) in such form and on such terms and conditions as the Board of Directors or other Person appointed hereby considers in its, his or her absolute discretion necessary or appropriate, including reference to this Agreement and the novation thereof and agreeing and covenanting with such Person on behalf of the Member that the Member will from the effective date of such documents comply with and observe the terms of this Agreement after giving effect to such novation;

(b) make, execute, sign, deliver, acknowledge, swear to and file: (I) all documents as may be required under the Act; (II) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Company (including a Certificate of Cancellation of the Company’s Certificate of Formation); (III) any business certificate, fictitious name certificate, amendment thereto, or other instrument, agreement, indemnity or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Company, or required by an applicable federal, state or local law; (IV) any counterparts of this Agreement or agreements with additional or Substituted Members, and any amendments hereto or thereto (whether or not such Member is a signatory thereto) provided such amendment has been approved as provided herein, including amendments required to effectuate the default remedies contemplated by Section 3.4; and (V) all other filings with agencies of the U.S. federal government, of any state or local government, or of any other jurisdiction, which the Board of Directors considers necessary or desirable to carry out the purposes of this Agreement and the business of the Company;

(c) execute any agreement on behalf of the Members to give effect to any lock-up of Company interests required by the underwriter(s) of an IPO for a specified period of time after the consummation of the IPO; and

(d) sell, transfer or otherwise pledge or encumber its interest in the Company in accordance with the terms of this Agreement, including with respect to the exercise of any remedies upon a default as provided herein.

The power of attorney hereby granted by each of the Members and granted by each of the Members pursuant to Section 3.4.3: (i) is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Member; (ii) may be exercised by any Person acting as attorney-in-fact under this Section 11.4 without notice to or any additional action on the part of any Member, either by signing separately as attorney-in-fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by a Member of the whole or any portion of such Member’s interest, except that, where the transferee of the whole of such Member’s interest has been approved by the Board of Directors for admission to the Company as a Substituted Member, the power of attorney of the transferor Member shall survive the delivery of such assignment for the sole purpose of enabling the attorney-in-fact to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

11.5 Instruments. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

11.6 Successors and Assigns. This Agreement shall be binding upon the permitted transferees, Successors, assigns and legal representatives of the parties to this Agreement.

11.7 Governing Law. This Agreement will be construed in accordance with and shall be governed by the laws of the State of Delaware, and to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.8 Jurisdiction and Venue; Waiver of Jury Trial.

11.8.1 Any suit, action or proceeding relating in any way to this Agreement (including counterclaims) must be brought exclusively in the courts of the State of New York located in New York County, New York or (to the extent subject matter jurisdiction exists therefor) of the United States District Court for the Southern District of New York and/or in the courts of the State of Delaware in the City of Wilmington. The parties irrevocably submit to the jurisdiction of such courts with respect to any such suit, action or proceeding, and each Member hereby designates and approves the Company as its agent for service of process. Notwithstanding the foregoing, a party may commence any suit, action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.8.2 Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, (i) any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution; (ii) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the courts of the State of New York located in New York County, New York or of the United States District Court for the Southern District of New York, and/or in the courts of the State of Delaware in the City of Wilmington; and (iii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts.

11.8.3 Each of the parties hereto waives all right to trial by jury in any action, suit or prior proceeding arising out of or relating to this Agreement.

11.8.4 This Agreement shall be deemed an “instrument for the payment of money only” within the meaning of Section 213 of the New York Civil Practice Law and Rules (the “CPLR”), and, in the event of a failure by a Member to pay any Drawdown or other amount payable by such Member to the Company and due pursuant to this Agreement, an expedited proceeding may be brought by the Company pursuant to the provisions of CPLR Section 213 to collect the amounts due from such Member.

11.9 Gender, Etc. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, feminine pronouns shall include the masculine and the neuter, and the singular shall be deemed to include the plural.

11.10 No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

11.11 Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three days following mailing by first class mail, return receipt requested, one Business Day following delivery to a reliable overnight courier or following transmission by electronic facsimile or electronic mail. All notices to the Company shall be addressed to its principal place of business. All notices to a Member shall be addressed to such Member’s address, facsimile number or electronic mail address set forth in the records of the Company or to such other address as has been designated by such Member to the Company.

11.12 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

11.13 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

11.14 Confidentiality.

11.14.1 Each Member acknowledges that the other Members are relying on such Member to maintain the confidentiality of any information relating to such other Members, the Company, any existing, past or prospective Project or Portfolio Asset, and the affairs of the Company generally. Accordingly, the Members hereby acknowledge and agree that to the fullest extent permitted by Section 8-305(g) of the Act, as amended, the rights of a Member to obtain information from the Company regarding the state of the business and financial condition of the Company shall be restricted, in the Board of Directors’ discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 8-305(a) of the Act shall not be available to the Members or applicable to the Company, except as otherwise provided by the Board of Directors. The Company may also keep confidential and not disclose to any or all Members, and may require the Members to keep confidential, any information, including: (i) any information regarding any other Member (including their identity); (ii) any information, financial or otherwise, regarding the Company or the Operating Company; (iii) any information about any existing, past or prospective Portfolio Assets; (iv) any financial information; (v) any correspondence with any other Member or Members; and (vi) the provisions of this Agreement, any side letters entered into with respect to this Agreement and the documentation specified in Section 4.5 (any such information, whether obtained from the Company or any other source, “Confidential Information”). The Company may disclose Confidential Information to certain Members on a selective basis, or may provide different Confidential Information to different Members, each as determined by the Board of Directors. Notwithstanding anything in this Agreement to the contrary, including Section 4.5, any information to be provided or disclosed to a Member may be adjusted, in the Board of Directors’ discretion, such that the data that identifies any other Member and any existing, past or prospective Project or Portfolio Asset need not be disclosed to the Member. Each Member acknowledges and agrees that the Confidential Information shall be deemed non-public, confidential and proprietary in nature and shall constitute trade secrets under applicable law with respect to the Company and its portfolio assets, the disclosure of which could have adverse effects on the Company, its Projects and Portfolio Assets. In addition, each Member will be prohibited from seeking to obtain the identity of, or information regarding, any Member (whether or not generally available to Persons who are Members) or to contact any other Member regarding the Company. The Company shall be entitled to terminate the interest of any Member that discloses Confidential Information in a manner not expressly permitted by this Section 11.14.

11.14.2 Each Member agrees that, without the prior written consent of the Board of Directors (which may be withheld in the discretion of the Board of Directors), the Member: (i) shall maintain in strict confidence and not disclose any Confidential Information to any Person who is not an officer, employee, accountant, investment advisor, attorney or tax advisor who is involved in such Member’s investments, except to the extent: (a) such information is in the public domain (other than as a result of any action or omission by the Member or any Person to whom the Member has disclosed such information) or (b) such information is required by applicable law to be reflected in the Member’s tax filings and (ii) shall not use Confidential Information for any purpose, including contacting other Members, other than the preparation of such Member’s tax returns and evaluation of the performance of the Member’s investment in the Company. Each Member shall first advise any officer, employee, accountant, attorney or tax advisor involved in such Member’s investments of the confidential nature of such information and the Member’s obligations with respect to the Confidential Information prior to the disclosure of any such information. In addition, each Member agrees not to use any Confidential Information other than in connection with monitoring its investment in the Company (including not using any such information to trade in securities). Each Member further agrees that the Board of Directors may limit or redact Confidential Information (including restricting the use of such information). In the event disclosure of any such information is permitted by the Board of Directors or the exceptions set forth in the first sentence of this Section 11.14.2, such Member is responsible for the compliance by any such recipient with the foregoing restrictions. Each Member acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this Section 11.14.2 by a Member and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the obligation of posting a bond or other security.

11.14.3 Each Member who is subject to the United States Freedom of Information Act, as amended, or any comparable law or regulation of any U.S. state or other jurisdiction, acknowledges that the Company, in the discretion of the Board of Directors, shall have the right to not provide such Member with Confidential Information or any portion thereof, including Confidential Information provided by the Company to other Members.

11.14.4 Each Member: (i) acknowledges that the Board of Directors may release Confidential Information about such Member and, if applicable, any underlying beneficial owners of such Member, including during the period after an IPO, if the Board of Directors determines in good faith that such release is in the best interest of the Company, including in light of applicable law concerning money laundering and similar activities, or in connection with any incurrence of any indebtedness, guarantees, or other obligations of the Company, in connection with the acquisition of any Portfolio Asset or in connection with any filing or reporting obligations to a governmental or regulatory authority and (ii) agrees to provide the Board of Directors with any additional information that the Board of Directors deems necessary to ensure compliance with any laws or regulations applicable to the Company or its business.

11.14.5 Notwithstanding anything to the contrary in Section 11.14.2, in the event a Member (or its representatives) is requested to disclose any Confidential Information: (i) to any governmental regulatory body having jurisdiction over the Member; (ii) in response to any court order, subpoena, civil investigative demand or similar process; or (iii) in connection with any disclosure obligation under any law, the Member shall provide written notice to the Board of Directors immediately after such request and prior to responding, unless such notice is prohibited by applicable law, so that the Board of Directors may seek a protective order or other appropriate remedy (and such Member agrees to cooperate with the Board of Directors in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, such Member agrees to furnish only that portion of the information that it determines, after consultation with counsel, is legally required, and to exercise best efforts to obtain assurance that confidential treatment will be accorded such information. No such notice shall be required with respect to disclosure to a governmental regulatory body pursuant to periodic regular regulatory examinations. In addition, if upon receipt by the Board of Directors of written notice from any Member of a public disclosure request, the Board of Directors determines that the disclosure of the requested information could adversely affect the Company, the Board of Directors: (a) may, subject to applicable limitations on Transfers, facilitate the sale or Transfer or may terminate the interest of the Member or (b) may withhold some or all information which would otherwise be provided to the Member under the terms of this Agreement. Notwithstanding the foregoing, this Section 11.14 shall not prohibit an individual from making disclosures to governmental agencies that are protected by the whistleblower provisions of applicable laws and, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

11.14.6 Each Member understands and acknowledges that the Company makes no representation or warranty as to the accuracy or completeness of the Confidential Information provided to the Member which is provided to the Company by any third party, including any Project or Portfolio Asset, and that to the extent the Company provides any such information to any Member, each Member acknowledges and agrees that such information is provided for information purposes only. The Company shall have no liability to any Member or any other Person resulting from reliance on or use of the Confidential Information.

11.14.7 Notwithstanding the foregoing or anything else contained in this Agreement or elsewhere to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and all tax strategies relating to, the Company, the Member’s ownership of an interest in the Company, and any Company transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the Member relating to such tax treatment, tax structure and tax strategies. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of the Company, the Member’s ownership of an interest in the Company, and any Company transaction, and does not include information relating to the identity of the Company, Members, any Portfolio Asset or any of their respective Affiliates. Nothing in this Section 11.14.7 shall be deemed to require the Board of Directors to disclose to any Member any information that the Board of Directors is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

11.15 Side Letters. Notwithstanding the provisions of this Agreement or any Subscription Agreement, it is hereby acknowledged and agreed that the Board of Directors, on behalf of the Company, and without the approval of any Member, may, subject to applicable law, enter into a side letter or similar agreement with a Member that has the effect of establishing legal, economic or other rights or obligations under this Agreement, or altering, waiving, amending or supplementing the legal, economic or other terms hereof with respect to such Member or any Subscription Agreement (such side letters and letter agreements, a “Side Letter”). Each Member acknowledges that as a result, the terms and conditions of the Members’ investments in the Company may differ. The parties agree that, subject to applicable law, any terms contained in a Side Letter to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or any Subscription Agreement. Each Member acknowledges the Board of Directors shall be under no obligation to make such Side Letters (or any provisions thereof) available on equal terms to other Members, and the Company cannot, and is under no duty to, enforce equality of treatment of Members under any such Side Letters.

11.16 [INTENTIONALLY OMITTED]

11.17 Grantors of Revocable Trusts. Each Member that is a revocable trust agrees that, if the trustee of such revocable trust and the grantor of such revocable trust are the same Person, the trustee’s execution of this Agreement and any other documents executed in connection with the Company shall bind such Person in his or her capacity both as trustee and as grantor of such revocable trust.

11.18 Financing. Each Member understands and agrees that, in connection with procuring financing for the Company (and/or the guaranteeing, indemnification or otherwise securing the obligations of the Operating Company, the Portfolio Assets and/or investment vehicles or other Affiliates of the Company), the Company may determine that it is necessary or desirable to mortgage, charge, pledge, assign or otherwise grant security interests, to the provider(s) of such financing (or their agent or trustee) in or over collateral, including: (i) the rights of the Company to issue a Drawdown Notice or other notice of a required payment and exercise any remedies to enforce the Member’s funding obligations in accordance with the terms of this Agreement; (ii) the rights and remedies of the Company under Sections 3.1.1 and 3.4; and (iii) any other assets, rights and remedies of the Company. Each Member hereby consents to the Company entering into any such financing and any such mortgage, charge, pledge, assignment or grants of security interests, and agrees that, in connection with the implementation of such financing, each Member shall (i) confirm such Member’s Capital Commitment, Undrawn Commitment and Capital Contribution; (ii) provide financial information about such Member; (iii) confirm that such Member’s obligation to fund Drawdowns up to the amount of such Member’s Undrawn Commitment is absolute and unconditional, without any right of offset, counterclaim or defense; (iv) execute any other documents as may be reasonably requested by the provider(s) of such financing (or their agent or trustee) or the Company, in each case at such time and from time to time as may be determined by the Company or requested by the provider(s) of such financing (or their agent or trustee); and (v) provide a guarantee as to such Member’s allocable share of the obligations of the Company with respect to such financing. To the extent that the Company has outstanding obligations under a credit facility which are secured by the Undrawn Commitments of the Members, and the provider(s) of such financing (or their agent or trustee) requires a Drawdown, each Member may be obligated to fund into a bank account of, or that the Company has pledged to or otherwise secured in favor of, such provider(s) of such financing (or their agent or trustee) any portion of a Member’s Undrawn Commitment that is called for purposes of making payment with respect to such credit facility without offset, counterclaim or defense, including any defense of fraud or mistake, or any defense under Section 65 of the U.S. Bankruptcy Code, and each Member hereby waives all rights to setoff or counterclaim and all defenses (including any defense of fraud or mistake, or any defense under Section 65 of the U.S. Bankruptcy Code) with respect to its obligation to fund such Drawdown; provided, that such agreement to fund shall not act as a waiver by such Member of its right to assert independently any claim that the Member may have against any other Member or the Company.

11.19 [INTENTIONALLY OMITTED]

11.20 Each Interest in the Company is a Security. The Company, each Member and any other party hereto expressly acknowledge and agree that: (i) each interest in the Company is a security governed by Article 8 of the Uniform Commercial Code in effect in the State of Delaware (the “DEUCC”) and the Uniform Commercial Code of any other relevant jurisdiction and (ii) this Agreement establishes the terms of the interests in the Company. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Company shall be the State of Delaware.

11.21 Voting. Prior to an Exit Event, the Company shall promptly notify the Members of any approval or consent on any matter requested to be taken by the Company in connection with the Operating Company and shall request the Members’ approval or consent on such matter (which approval or consent may be obtained by a Member’s failure to object in writing after 15 calendar days’ notice of such matter (or such shorter notice period that the Board of Directors determines is appropriate under the circumstances). Such notice to the Members shall include any information or supplemental materials furnished to the Operating Company, and shall also specify the date or dates by which the Members must deliver to the Company the response of such Members to the matters referenced in such notice. The Company will, on behalf of the Company, approve or consent to such matter as a member of the Operating Company in such proportion to the Members who have approved or consented (which may be by failure to object in writing within the specified time period as stated above) with respect to such matter. For purposes of determining a Majority in Interest of the Members, the following shall be excluded: (i) Capital Commitments made by a Member or capital commitments made by a member of the Operating Company which is in default of its obligations to the Company or the Operating Company, respectively, as described in Section 3.4 of each of the Company Agreements until such default is cured; (ii) Capital Commitments made by any Member or capital commitments made by any member of the Operating Company which has transferred all of its interest in the Company or the Operating Company, respectively; (iii) Capital Commitments made or acquired by an Assignee of all or any portion of the interest in the Company of a Member that has not become a Substituted Member; (iv) capital commitments made or acquired by an Assignee (as such term is defined in the Operating Company Agreement) of all or any portion of the interest in the Operating Company of a member of the Operating Company that has not become a Substituted Member (as such term is defined in the Operating Company Agreement); (v) capital commitments of the Company to the Operating Company in its capacity as a member of the Operating Company; (vi) Capital Commitments made by a Member which is a GS Affiliated Member, is an Affiliate of a GS Affiliated Member or is, is the spouse of or is controlled by (or by the spouse of) a Goldman Sachs Person or a consultant to Goldman Sachs; (vii) capital commitments made by a member of the Operating Company which is a GS Affiliated Member (as such term is defined in the Operating Company Agreement), is an Affiliate (as such term is defined in the Operating Company Agreement) of a GS Affiliated Member (as such term is defined in the Operating Company Agreement) or is, is the spouse of or is controlled by (or by the spouse of) a Goldman Sachs Person (as such term is defined in the Operating Company Agreement) or a consultant to Goldman Sachs (as such term is defined in the Operating Company Agreement); (viii) Capital Commitments made by any Sanctioned Member; and (ix) capital commitments made by any Sanctioned Member (as such term is defined in the Operating Company Agreement) of the Operating Company.

GOLDMAN SACHS RENEWABLE POWER LLC

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

GS MEMBER:

Goldman Sachs RP Holdings LLC

By: GSAM Holdings LLC, its managing member

By:
Name:
Title:

MEMBERS:

By:	The Company’s Board of Directors, as Attorney-in-Fact for such Persons who have entered into the related subscription agreements and such subscription agreements have been accepted on behalf of the Company.

By:
Name: Tim Leach
Title: Director

By:
Name: Andrew Johnson
Title: Director

By:
Name: John Lewis
Title: Director

By:
Name: Andrew Galloway
Title: Director

[Signature Page to Second A&R Limited Liability Company Agreement]

By:
Name: Fiona Macdonald
Title: Director

By:
Name: David Gadis
Title: Director

By:
Name: J. William Holden III
Title: Director

By:
Name: Kathleen McGinty
Title: Director